Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-275898

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated October 17, 2024

Prospectus Supplement to Prospectus Dated December 20, 2023

Royal Bank of Canada

US$

   % Limited Recourse Capital Notes, Series 5

(Non-Viability Contingent Capital (NVCC))

(Subordinated Indebtedness)

    Non-Cumulative 5-Year Fixed Rate Reset First Preferred Shares, Series BX

(Non-Viability Contingent Capital (NVCC))

Royal Bank of Canada (“we” or the “Bank”) is offering $     aggregate principal amount of     % Limited Recourse Capital Notes, Series 5 (Non-Viability Contingent Capital (NVCC)) (Subordinated Indebtedness) (the “Notes”). The Notes will mature on     , 2084. We will pay interest on the Notes in equal (subject to the reset of the interest rate and the long first coupon) quarterly installments in arrears on     ,     ,      and      of each year, with the first payment on     , 2025. From the date of issue to, but excluding,     , 2034, the interest rate on the Notes will be fixed at      % per annum. Starting on     , 2034 and on every fifth anniversary of such date thereafter until     , 2079 (each such date, an “Interest Reset Date”), the interest rate on the Notes will be reset at an interest rate per annum equal to the U.S. Treasury Rate on the business day prior to such Interest Reset Date (each, an “Interest Rate Calculation Date”) plus      %. See page S-21 for a definition of U.S. Treasury Rate. Assuming the Notes are issued on     , 2024, the first interest payment on the Notes on     , 2025 will be in an amount of $     per $1,000 principal amount of Notes.

This prospectus supplement, together with the accompanying prospectus dated December 20, 2023 to which it relates (the “prospectus”), also relates to the offering of      Non-Cumulative 5-Year Fixed Rate Reset First Preferred Shares, Series BX (Non-Viability Contingent Capital (NVCC)) of the Bank (the “Preferred Shares Series BX”), at a price of $1,000 per share to be issued to the Limited Recourse Trustee (as defined below) in connection with the issuance of the Notes. The Preferred Shares Series BX offered hereby will be issued concurrently with the closing of the offering of the Notes.

The Notes are intended to qualify as our Additional Tier 1 capital within the meaning of the regulatory capital adequacy requirements to which we are subject. In the event of a non-payment by the Bank of the principal amount of, interest on or redemption price for the Notes when due, the sole remedy of holders of Notes shall be the delivery of the Limited Recourse Trust Assets (as defined below), which initially shall consist of the Preferred Shares Series BX. See “Description of the Notes – Limited Recourse”.

The Notes will be our direct unsecured obligations which, if we become insolvent or are wound-up (prior to the occurrence of a Trigger Event (as defined below)), will rank: (a) subordinate in right of payment to the prior payment of all our Higher Ranked Indebtedness (as defined below), including certain Subordinated Indebtedness (as defined below) and (b) in right of payment equally with our Junior Subordinated Indebtedness (as defined below) (other than Junior Subordinated Indebtedness which by its terms ranks subordinate to the Notes) and will be subordinate in right of payment to the claims of our depositors and other unsubordinated creditors, provided that in any such case and in case of the Bank’s non-payment of the principal amount of, interest on or redemption price for the Notes when due, the sole remedy of the holders of Notes shall be the delivery of the Limited Recourse Trust Assets. Upon the occurrence of a Recourse Event (as defined below), including if we become insolvent or are wound-up (prior to the occurrence of a Trigger Event), the recourse of each holder of the Notes will be limited to such holder’s proportionate share of the Limited Recourse Trust Assets and the delivery of the applicable Limited Recourse Trust Assets to holders of the Notes will exhaust all remedies of such holders including in connection with any such event. If the Limited Recourse Trust Assets that are delivered to holders of the Notes under such circumstances comprise Preferred Shares Series BX or common shares of the Bank (“Common Shares”), such Preferred Shares Series BX or Common Shares will rank on parity with all other first preferred shares of the Bank (“First Preferred Shares”) or Common Shares, as applicable. See “Description of the Notes”.

The Notes will be direct unsecured obligations of the Bank constituting subordinated indebtedness for the purposes of the Bank Act (Canada) (the “Bank Act”) and will not constitute savings accounts, deposits or other obligations that are insured by the United States Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation (the “CDIC”) or any other governmental agency or under the Canada Deposit Insurance Corporation Act (Canada) (the “CDIC Act”), the Bank Act or any other deposit insurance regime designed to ensure the payment of all or a portion of a deposit upon the insolvency of the deposit taking financial institution.

The Notes will not be subject to Bail-in Conversion (as defined herein).

In the event of the redemption of the Preferred Shares Series BX held by the Limited Recourse Trust (as defined below) prior to the Transfer Date (as defined below), outstanding Notes with an aggregate principal amount equal to the aggregate face amount of the Preferred Shares Series BX redeemed will be automatically redeemed. Upon the occurrence of certain regulatory and tax events, we may, with the approval of the Superintendent of Financial Institutions (Canada) (the “Superintendent”), redeem all of the Notes. In the event that there is non-payment by us of interest on the Notes on an Interest Payment Date (as defined below), and we have not cured such non-payment by subsequently paying such interest prior to the fifth business day following such Interest Payment Date, a Recourse Event will have occurred and, on the Failed Coupon Payment Date (as defined below), the Notes shall automatically and immediately be redeemed for a redemption price equal to the principal amount of the Notes together with accrued and unpaid interest to, but excluding, the Failed Coupon Payment Date. From and after the Failed Coupon Payment Date, all Notes will cease to be outstanding, each holder of the Notes will cease to be entitled to interest thereon, and any certificates representing the Notes will represent only the right to receive upon surrender thereof the redemption price. If the Bank does not pay the applicable redemption price in cash under such circumstances, our obligation to pay the redemption price will be satisfied by our delivery of the Limited Recourse Trust Assets to which the recourse of the holders of the Notes will be limited. See “Description of the Notes – Redemption” and “Description of Preferred Shares Series BX – Redemption”.

Prior to this offering, there has been no public market for the Notes. We do not intend to apply for listing of the Notes or the Preferred Shares Series BX on any securities exchange or for inclusion in any automated quotation system and, consequently, there is no market through which the Notes (or the Preferred Shares Series BX upon delivery of the Limited Recourse Trust Assets) may be sold and purchasers may not be able to resell the Notes purchased under this prospectus supplement (or the Preferred Shares Series BX upon delivery of the Limited Recourse Trust Assets).

An investment in the Notes (and Preferred Shares Series BX and Common Shares upon delivery of the Limited Recourse Trust Assets, including upon the occurrence of a Trigger Event) bears certain risks. See “Risk Factors” beginning on page S-10 of this prospectus supplement and page 1 of the accompanying prospectus.

	Price to the Public	Underwriting Discount	Net Proceeds to the Bank(1)
Per $1,000 principal amount of Notes(2)	$	$	$
Total	$	$	$

(1)	After deducting the underwriting discount shown in the table above, but before deducting expenses of the offering, estimated to be approximately $ , all of which will be paid by the Bank.
(2)	The Notes will be issued only in minimum denominations of $200,000 and integral multiples of $1,000 in excess thereof.

The purchase price to be paid by the Limited Recourse Trust for the Preferred Shares Series BX offered hereby shall be satisfied by funds deposited by the Bank with the Limited Recourse Trustee as Limited Recourse Trust Assets. As a result, no proceeds will be raised from the offering of the Preferred Shares Series BX pursuant to this prospectus supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or the Preferred Shares Series BX or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

RBC Capital Markets, LLC is a wholly-owned subsidiary of the Bank. Accordingly, the Bank is a related issuer and connected issuer of RBC Capital Markets, LLC under applicable Canadian securities legislation (see “Supplemental Plan of Distribution — Conflicts of Interest” on page S-42).

The underwriters expect to deliver the Notes through the book-entry delivery system of The Depository Trust Company and its direct and indirect participants, including Euroclear or Clearstream, on or about     , 2024.

No underwriter has been involved in the issuance of the Preferred Shares Series BX to the Limited Recourse Trustee.

Lead Managers and Joint Bookrunners

RBC Capital Markets	BofA Securities, Inc.	Citigroup Global Markets Inc.

J.P. Morgan Securities LLC	Morgan Stanley & Co. LLC	HSBC Securities (USA) Inc.

Prospectus Supplement dated     , 2024

PROSPECTUS SUPPLEMENT

PROSPECTUS

DOCUMENTS INCORPORATED BY REFERENCE	i
WHERE YOU CAN FIND MORE INFORMATION	ii
FURTHER INFORMATION	ii
ABOUT THIS PROSPECTUS	ii
RISK FACTORS	1
ROYAL BANK OF CANADA	1
PRESENTATION OF FINANCIAL INFORMATION	1
CAUTION REGARDING FORWARD-LOOKING STATEMENTS	2
USE OF PROCEEDS	3
DESCRIPTION OF DEBT SECURITIES	4
DESCRIPTION OF COMMON SHARES	25
DESCRIPTION OF FIRST PREFERRED SHARES	27
DESCRIPTION OF WARRANTS	29
NON-VIABILITY CONTINGENT CAPITAL PROVISIONS	37
OWNERSHIP AND BOOK-ENTRY ISSUANCE	38
TAX CONSEQUENCES	44
PLAN OF DISTRIBUTION	58
BENEFIT PLAN INVESTOR CONSIDERATIONS	61
LIMITATIONS ON ENFORCEMENT OF U.S. LAWS AGAINST THE BANK, OUR MANAGEMENT AND
OTHERS	62
VALIDITY OF SECURITIES	63
EXPERTS	63
OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION	63

ABOUT THIS PROSPECTUS SUPPLEMENT

In this prospectus supplement, unless the context otherwise indicates, the “Bank”, “we”, “us” or “our” means Royal Bank of Canada together, if the context requires, with its subsidiaries.

In this prospectus supplement, currency amounts are stated in U.S. dollars (“$”), unless specified otherwise.

This prospectus supplement describes the specific terms of the Notes. The prospectus, dated December 20, 2023 (the “prospectus”) provides you with more general information, some of which may not apply to the Notes. If there is any inconsistency between the information in this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. We urge you to read carefully both this prospectus supplement and the accompanying prospectus, together with the information incorporated herein and in the accompanying prospectus by reference, before deciding whether to invest in any Notes.

You should not consider any information in this prospectus supplement, the accompanying prospectus or any free writing prospectus we have authorized to be investment, tax, legal, business or financial advice. You should consult your own counsel, accountant and other advisors for investment, tax, legal, business, financial and related advice regarding the purchase of the Notes. We are not making any representation to you regarding the legality of an investment in the Notes by you under applicable investment or similar laws.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means we can disclose important information to you by referring you to those documents. Copies of the documents incorporated herein by reference may be obtained upon written or oral request without charge from Investor Relations, Royal Bank of Canada, 200 Bay Street – South Tower, 20th Floor, Toronto, Ontario, Canada M5J 2J5 (416-955-7808). The documents incorporated by reference are available over the Internet at https://www.sec.gov.

We incorporate by reference the documents listed below:

•	Annual Report on Form 40-F for the fiscal year ended October 31, 2023, filed on November 30, 2023 (the “2023 Annual Report”);

•	Report on Form 6-K filed on December 20, 2023 (Acc-no 0001193125-23-299534);

•	Report on Form 6-K filed on December 20, 2023 (Acc-no 0001193125-23-299536);

•	Report on Form 6-K filed on December 21, 2023 (Acc-no 0001140361-23-058741);

•	Report on Form 6-K filed on December 22, 2023 (Acc-no 0001193125-23-301730);

•	Report on Form 6-K filed on January 16, 2024 (Acc-no 0001193125-24-008207);

•	Report on Form 6-K filed on January 19, 2024 (Acc-no 0001214659-24-001020);

•	Report on Form 6-K filed on February 28, 2024 (Acc-no 0001193125-24-049063);

•	Report on Form 6-K filed on March 5, 2024 (Acc-no 0001214659-24-004070);

•	Report on Form 6-K filed on March 29, 2024 (Acc-no 0001214659-24-005552);

•	Report on Form 6-K filed on April 8, 2024 (Acc-no 0001214659-24-006266);

•	Report on Form 6-K filed on April 24, 2024 (Acc-no 0001193125-24-109984);

•	Report on Form 6-K filed on May 16, 2024 (Acc-no 0000950103-24-006775);

•	Report on Form 6-K filed on May 30, 2024 (Acc-no 0001193125-24-149735);

•	Report on Form 6-K filed on July 11, 2024 (Acc-no 0001214659-24-012210);

•	Report on Form 6-K filed on July 23, 2024 (Acc-no 0001214659-24-012867);

•	Report on Form 6-K filed on August 28, 2024 (Acc-no 0001193125-24-208204); and

•	Report on Form 6-K filed on September 12, 2024 (Acc-no 0001214659-24-016353).

In addition, we will incorporate by reference into this prospectus all documents that we file under Section 13(a), 13(c), 14 or 15(d) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, to the extent, if any, we designate therein, reports on Form 6-K we furnish to the SEC after the date of this prospectus and prior to the termination of any offering contemplated in this prospectus.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained herein or in any other subsequently filed or furnished document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Upon a new Annual Report and the related annual financial statements being filed by us with, and, where required, accepted by, the SEC, the previous Annual Report shall be deemed no longer to be incorporated by reference into this prospectus for purposes of future offers and sales of securities hereunder.

All documents incorporated by reference, or to be incorporated by reference, have been filed with or furnished to, or will be filed with or furnished to, the SEC.

SUMMARY OF THE NOTES

This summary highlights information about the Notes contained elsewhere in this prospectus supplement and the accompanying prospectus. As a result, it does not contain all of the information that may be important to you or that you should consider before investing in the Notes, and this summary is qualified by the detailed information appearing elsewhere in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein. You should read carefully this entire prospectus supplement and the accompanying prospectus, including the “Risk Factors” section of this prospectus supplement, and the documents incorporated by reference into this prospectus supplement, which are described under “Incorporation of Certain Information by Reference” in this prospectus supplement.

Issuer:	Royal Bank of Canada

Title of the Series:	% Limited Recourse Capital Notes, Series 5 (Non-Viability Contingent Capital (NVCC)) (Subordinated Indebtedness)

Principal Amount:	$

Maturity Date:	, 2084

Interest Rate:	From the date of issue to, but excluding, , 2034, the Notes will bear interest at the rate of % per annum. Starting on , 2034 and on every fifth anniversary of such date thereafter until , 2079 (each such date, an “Interest Reset Date”), the interest rate on the Notes will be reset at an interest rate per annum equal to the U.S. Treasury Rate on the business day prior to such Interest Reset Date plus %. Assuming the Notes are issued on , 2024, the first interest payment on the Notes on , 2025 will be in an amount of $ per $1,000 principal amount of Notes.

Interest Payment Dates	Quarterly on each , , and , beginning , 2025.

Interest Deferability:

Interest payments are non-deferrable.

If there is non-payment by the Bank of interest on the Notes when due and the Bank has not cured such non-payment by subsequently paying such interest prior to the fifth business day immediately following the applicable interest payment date, a Recourse Event will have occurred and, on a Failed Coupon Payment Date, the Notes will automatically and immediately be redeemed for a redemption price equal to the principal amount of the Notes together with accrued and unpaid interest to, but excluding, the Failed Coupon Payment Date. From and after a Failed Coupon Payment Date, all Notes shall cease to be outstanding, each holder of Notes shall cease to be entitled to interest thereon, and any certificates representing the Notes shall represent only the right to receive upon surrender thereof the redemption price equal to the principal amount of the Notes together with accrued and unpaid interest to, but excluding, the Failed Coupon Payment Date.

If the Bank does not pay the applicable redemption price in cash under such circumstances, its obligation to pay the redemption price will be satisfied by the Bank’s delivery of the Limited Recourse Trust Assets to which the recourse of the holders of the Notes will be limited. The Limited Recourse Trust Assets will consist of Preferred Shares Series BX except under certain circumstances, as described below, where the Limited Recourse Trust Assets may consist of the Bank’s Common Shares or cash. (See “Description of Notes – Limited Recourse”).

Redemption:	The Notes shall be redeemable by the Bank on , 2034, and on each , , and thereafter, in whole but not in part on not less than 10 nor more than 60 days’ prior notice at the redemption price, only upon the redemption by the Bank of the Preferred Shares Series BX held by the Limited Recourse Trustee in the Limited Recourse Trust in accordance with the terms of such shares and with the prior written approval of the Superintendent.

Upon redemption by the Bank of the Preferred Shares Series BX held by the Limited Recourse Trustee as described above prior to the Maturity Date (such redemption will be subject to the prior written approval of the Superintendent), outstanding Notes with an aggregate principal amount equal to the aggregate face amount of Preferred Shares Series BX redeemed by the Bank shall automatically and immediately be redeemed, for a cash amount equal to the redemption price thereof, without the consent of the holders of the Notes. Subject to the provisions of the Bank Act, the consent of the Superintendent and various restrictions on the retirement of the Preferred Shares Series BX, the Preferred Shares Series BX are redeemable at the option of the Bank on    , 2034 and on each    ,    ,     and thereafter and in certain other circumstances. See “Description of the Preferred Shares – Redemption” for circumstances under which the Preferred Shares Series BX may be redeemed by the Bank. For certainty, to the extent that the Bank has immediately prior to or concurrently with such Preferred Shares Series BX redemption redeemed or purchased for cancellation a corresponding number of Notes in accordance with the terms of the Indenture (as defined below), such requirement to redeem a corresponding number of Notes shall be deemed satisfied.

The Bank may also, at its option, with the prior written approval of the Superintendent, redeem the Notes, in whole but not in part, at any time on or within 90 days following a Special Event Date and on not less than 10 nor more than 60 days’ prior notice, at the redemption price. Any Notes redeemed by the Bank shall be cancelled and may not be reissued.

Limited Recourse:

If (i) there is non-payment by the Bank of the principal amount of the Notes, together with any accrued and unpaid interest, on the maturity date, (ii) a Failed Coupon Payment Date occurs, (iii) in connection with the redemption of the Notes, on the redemption date for such redemption, the Bank does not pay the applicable redemption price in cash, (iv) the occurrence of an event of default under the Indenture, or (v) the occurrence of a Trigger Event (each such event, a “Recourse Event”), the recourse of each holder of Notes will be limited to such holder’s proportionate share of the Limited Recourse Trust Assets held by the Limited Recourse Trustee in respect of the Notes in the Limited Recourse Trust. The Limited Recourse Trustee will hold assets in the Limited Recourse Trust in respect of more than one series of limited recourse capital notes, and the assets (including the Bank’s preferred shares) for each such series will be held separate from the assets for other series. Computershare Trust Company of Canada is the Limited Recourse Trustee.

Initially, at the time of issuance of the Notes, the Limited Recourse Trust Assets will consist of the Bank’s Preferred Shares Series BX issued at an issue price of $1,000 per Preferred Shares Series BX. The Limited Recourse Trust Assets may alternatively consist of (i) Preferred Shares Series BX, (ii) cash if the Preferred Shares Series BX are redeemed for cash by the Bank with the prior written approval of the Superintendent, (iii) Common Shares upon the conversion of the Preferred Shares Series BX into Common Shares as a result of a Trigger Event or (iv) any combination thereof, depending on the circumstances.

The number of Preferred Shares Series BX issued at the time of issuance of the Notes will be equal to the total principal amount of the Notes divided by $1,000. If the Limited Recourse Trust Assets consist of Preferred Shares Series BX at the time a Recourse Event occurs, the Bank will deliver, or cause the Limited Recourse Trustee to deliver, to each holder of Notes one Preferred Share for each $1,000 principal amount of Notes held, which shall be applied to the payment of the principal amount of the Notes, and such delivery of Preferred Shares Series BX will be each holder of Notes’ sole remedy against the Bank for repayment of the principal amount of the Notes and any accrued but unpaid interest thereon then due and payable.

Upon the occurrence of a Recourse Event that is a Trigger Event, the Bank will deliver, or cause the Limited Recourse Trustee to deliver, to each holder of Notes that holder’s proportionate share of the Common Shares issued in connection with the Trigger Event. The number of Common Shares issuable in connection with the Trigger Event will be calculated based on a Share Value of $1,000. Such Common Shares shall be applied to the payment of the principal amount of the Notes, and such delivery of Common Shares will be each holder of Notes’ sole remedy against the Bank for repayment of the principal amount of the Notes and any accrued but unpaid interest thereon then due and payable. See “Description of Preferred Shares Series BX – Conversion Upon Occurrence of a Non-Viability Contingent Capital Trigger Event”.

The receipt by a holder of Notes of its proportionate share of the Limited Recourse Trust Assets upon the occurrence of a Recourse Event shall exhaust the remedies of that holder of the Notes under the terms of the Notes. If a holder of Notes does not receive its proportionate share of the Limited Recourse Trust Assets under such circumstances, the sole remedy of the holder of Notes for any claims against the Bank shall be limited to a claim for the delivery of such Limited Recourse Trust Assets.

In case of any shortfall resulting from the value of the Limited Recourse Trust Assets being less than the principal amount of and any accrued and unpaid interest on the Notes, all losses arising from such shortfall shall be borne by the holders of the Notes.

All claims of holders of the Notes against the Bank under the Notes will be extinguished upon receipt of the Limited Recourse Trust Assets.

Purchase for Cancellation:	The Bank may, at its option and at any time, with the prior written approval of the Superintendent, purchase the Notes in the market, by tender (available to all holders of Notes) or by private contract at any price.

NVCC Automatic Conversion:

Upon the occurrence of a Trigger Event, each Preferred Share Series BX held in the Limited Recourse Trust will be automatically converted, without the consent of the holders of the Notes, the Limited Recourse Trustee or the trustee, into the number of fully-paid and freely-tradeable Common Shares of the Bank based on the Conversion Price.

Immediately following such Trigger Event conversion, each $1,000 principal amount of Notes will be automatically redeemed, without the consent of holders of the Notes, for the number of Common Shares into which each Preferred Share was converted.

Events of Default:

The only events of default under the Notes shall be the bankruptcy, insolvency or liquidation of the Bank.

An event of default under the Notes will not include any non-payment by the Bank of the principal amount of or interest on the Notes, the non-performance by the Bank of any other covenant of the Bank in the Indenture, or the occurrence of a Trigger Event.

The occurrence of an event of default is a Recourse Event for which the sole remedy of the holders of the Notes shall be the delivery of the Limited Recourse Trust Assets. In case of an event of default, the delivery of the Limited Recourse Trust Assets to the holders of the Notes will exhaust all remedies of such holders of the Notes in connection with such event of default.

Status and Subordination:

The Notes will be direct unsecured subordinated indebtedness of the Bank and will rank subordinate to all of the Bank’s deposit liabilities and all of the Bank’s other indebtedness (including all of the Bank’s other unsecured and subordinated indebtedness) from time to time issued and outstanding, except for such indebtedness which by its terms ranks equally in right of payment with, or is subordinate to, the Notes.

Upon the occurrence of a Recourse Event, including if the Bank becomes insolvent or is wound-up (prior to the occurrence of a Trigger Event), the recourse of each holder of Notes will be limited to such holder’s proportionate share of the Limited Recourse Trust Assets. As mentioned above, the receipt by a holder of Notes of its proportionate share of the Limited Recourse Trust Assets upon the occurrence of a Recourse Event shall exhaust the remedies of such holder of Notes under the Notes. If a holder of Notes does not receive its proportionate share of the Limited Recourse Trust Assets under such circumstances, the sole remedy of the holder of Notes for any claims against the Bank shall be limited to a claim for the delivery of such Limited Recourse Trust Assets. If the Limited Recourse Trust Assets that are delivered to the holders of the Notes under such circumstances comprise Preferred Shares Series BX or Common Shares, such Preferred Shares Series BX or Common Shares will rank on parity with the Bank’s other First Preferred Shares or Common Shares, as applicable.

Prohibited Owners:	The terms and conditions of the Notes will include mechanics to allow the Bank to attempt to facilitate a sale of Preferred Shares Series BX or Common Shares (issued upon a Recourse Event) on behalf of those holders of the Notes who are Ineligible Persons or who, by virtue of that delivery, would become Significant Shareholders. The net proceeds received by the Bank from the sale of any such Preferred Shares Series BX or Common Shares will be divided among the applicable persons in proportion to the number of Preferred Shares Series BX or Common Shares that would otherwise have been delivered to them after deducting the costs of sale and any applicable withholding taxes.

SUMMARY OF THE PREFERRED SHARES SERIES BX

This summary highlights information about the Preferred Shares contained elsewhere in this prospectus supplement and the accompanying prospectus. As a result, it does not contain all of the information that may be important to you, and this summary is qualified by the detailed information appearing elsewhere in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein. You should read carefully this entire prospectus supplement and the accompanying prospectus, including the “Risk Factors” section of this prospectus supplement, and the documents incorporated by reference into this prospectus supplement, which are described under “Incorporation of Certain Information by Reference” in this prospectus supplement.

Issuer:	Royal Bank of Canada

Issue:

   Non-Cumulative 5-Year Fixed Rate Reset First Preferred Shares, Series BX (Non-Viability Contingent Capital (NVCC)).

The Preferred Shares Series BX will be issued to the Limited Recourse Trustee who will hold legal title to the Preferred Shares Series BX in trust as trustee for the benefit of the Bank to satisfy the Bank’s obligations under the Indenture for the benefit of the holders of Notes.

Issue Price:	$1,000 per Preferred Share Series BX, to be satisfied by the payment of the Canadian Dollar Equivalent thereof.

Maturity:	Perpetual

Dividends:

Prior to the date that the Preferred Shares Series BX are delivered to holders of Notes (the “Transfer Date”), the holders of the Preferred Shares Series BX shall not be entitled to receive dividends.

Following the Transfer Date, during the Initial Fixed Rate Period, the holders of the Preferred Shares Series BX will be entitled to receive fixed rate non-cumulative preferential cash dividends, as and when declared by the board of directors, subject to the provisions of the Bank Act, payable quarterly on    ,    ,     and in each year, in an amount per share per annum determined by multiplying the Initial Annual Fixed Dividend Rate by $1,000; provided that, whenever it is necessary to compute any dividend amount in respect of the Preferred Shares Series BX for a period of less than one full quarterly dividend period, such dividend amount shall be calculated on the basis of the actual number of days in the period and a year of 365 days.

During each Subsequent Fixed Rate Period, the holders of the Preferred Shares Series BX will be entitled to receive fixed rate non-cumulative preferential cash dividends, as and when declared by the board of directors, subject to the provisions of the Bank Act, payable quarterly on    ,    ,     and    in each year, in an amount per share per annum determined by multiplying the Annual Fixed Dividend Rate applicable to such Subsequent Fixed Rate Period by $1,000.

Dividend Deferability:

If the board of directors does not declare a dividend, or any part thereof, on the Preferred Shares Series BX, then the rights of the holders of the Preferred Shares Series BX to such dividend, or to any part thereof, will be extinguished.

The Bank may also be restricted under the Bank Act from paying dividends on the Preferred Shares Series BX in certain circumstances.

Dividend Stopper:	The Bank will not pay any dividends on any second preferred shares, any Common Shares or any other shares ranking junior to the Preferred Shares Series BX (other than stock dividends in any shares ranking junior to the relevant series); or redeem, purchase or otherwise retire any second preferred shares, any Common Shares or any other shares ranking junior to the Preferred Shares Series BX (except out of the net cash proceeds of a substantially concurrent issue of shares ranking junior to the relevant series); or redeem, purchase or otherwise retire less than all of the Preferred Shares Series BX; or except pursuant to any purchase obligation, sinking fund, retraction privilege or mandatory redemption provision attaching to any series of preferred shares, redeem, purchase, or otherwise retire any other shares ranking on a parity with the Preferred Shares Series BX, unless in each case all dividends up to and including the dividend payment date for the last completed period for which dividends are payable have been declared and paid, or set apart for payment, in respect of the Bank’s First Preferred Shares.

Redemption:

Except as noted below, the Preferred Shares Series BX will not be redeemable prior to , 2034.

Subject to the provisions of the Bank Act and the consent of the Superintendent, on    , 2034 and on each    ,    ,     and thereafter, the Bank may redeem all (or, if on or after the Transfer Date, all or any part) of the outstanding Preferred Shares Series BX. If the Preferred Shares Series BX are redeemed before the Transfer Date, the redemption price per share will be equal to the Canadian Dollar Equivalent of $1,000. If the Preferred Shares Series BX are redeemed on or after the Transfer Date, the redemption price per share will be equal to $1,000, plus any declared and unpaid dividends up to, but excluding, the date fixed for redemption.

Upon the occurrence of a Special Event Date before the Transfer Date, the Bank may also, at its option, with the prior written approval of the Superintendent, redeem the Preferred Shares Series BX, in whole but not in part, at any time on or within 90 days following a Special Event Date in respect of the Notes, at a redemption price per share which is equal to the Canadian Dollar Equivalent of $1,000 (a “Special Event Redemption”).

If at any time the Bank, with the prior written approval of the Superintendent, purchases Notes, in whole or in part, by tender offer, open market purchases, negotiated transactions or otherwise, for cancellation, then the Bank shall, with the prior written approval of the Superintendent, redeem such number of Preferred Shares Series BX with an aggregate face amount equal to the aggregate principal amount of Notes purchased for cancellation by the Bank, by the payment of an amount in cash for each share redeemed of the Canadian Dollar Equivalent of $1,000.

Concurrently with or upon the maturity of the Notes, with the prior written approval of the Superintendent, the Bank may redeem all but not less than all of the outstanding Preferred Shares Series BX by the payment of an amount in cash for each share redeemed of the Canadian Dollar Equivalent of $1,000 and apply, or cause the Limited Recourse Trustee to apply, the proceeds of such redemption towards the repayment of the aggregate principal amount of and any accrued and unpaid interest on the Notes.

Notice of any redemption other than a Special Event Redemption will be given by the Bank to registered holders not more than 60 days and not less than 10 days prior to the redemption date. Notice of any Special Event Redemption will be given by the Bank to registered holders not more than 60 days and not less than 10 days prior to the redemption date.

NVCC Automatic Conversion:	Upon the occurrence of a Trigger Event, each outstanding Preferred Share will automatically and immediately be converted, on a full and permanent basis, into a number of Common Shares equal to (Multiplier x Share Value) ÷ Conversion Price.

RISK FACTORS

An investment in the Notes (and Preferred Shares Series BX and Common Shares upon delivery of the Limited Recourse Trust Assets, including upon the occurrence of a Trigger Event) is subject to certain risks including those set out in this prospectus supplement and the accompanying prospectus. You should consider carefully the risks set out herein and incorporated by reference in this prospectus supplement and the accompanying prospectus (including subsequently filed documents incorporated by reference). As an investment in the Notes may become an investment in Preferred Shares Series BX or Common Shares in certain circumstances, potential investors in the Notes should consider the risks regarding the Preferred Shares Series BX and in the prospectus regarding our First Preferred Shares, in addition to the other risks set out herein regarding the Notes. Prospective purchasers should also consider the categories of risks described under “Risk Factors” in the accompanying prospectus and the categories of risks identified and discussed in the management’s discussion and analysis of financial condition and results of operations included in our Annual Report on Form 40-F for the fiscal year ended October 31, 2023, and in subsequent quarterly reports to shareholders that we will file on Form 6-Ks, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

The Notes and Preferred Shares Series BX are loss-absorption financial instruments that involve significant risk and may not be a suitable investment for all investors.

The Notes and Preferred Shares Series BX are loss-absorption financial instruments designed to comply with applicable Canadian banking regulations and involve significant risks. Each potential investor in the Notes must determine the suitability (either alone or with the help of a financial adviser) of that investment in light of its own circumstances. In particular, each potential investor should understand thoroughly the terms of the Notes and the Preferred Shares Series BX, such as the provisions governing the limited remedies of holders of Notes and NVCC Automatic Conversion, including the circumstances constituting a Trigger Event. A potential investor should not invest in the Notes unless it has the knowledge and expertise (either alone or with a financial advisor) to evaluate how the Notes will perform under changing conditions, the resulting effects on the likelihood of the NVCC Automatic Conversion into Common Shares and the value of the Notes, and the impact this investment will have on the potential investor’s overall investment portfolio. Prior to making an investment decision, potential investors should consider carefully, in light of their own financial circumstances and investment objectives, all the information contained in this prospectus supplement and the accompanying prospectus or incorporated by reference herein.

An investment in the Notes and the Preferred Shares Series BX is subject to our credit risk.

The Bank has requested credit ratings for the Notes and the Preferred Shares. Real or anticipated changes in credit ratings on the Notes or the Preferred Shares Series BX may affect the market value of the Notes and the Preferred Shares Series BX, respectively. In addition, real or anticipated changes in the Bank’s credit ratings could also affect the cost at which the Bank can transact or obtain funding, and thereby affect our liquidity, business, financial condition or results of operations. Credit ratings and outlooks provided by rating agencies reflect their views and methodologies. Ratings are subject to change, based on a number of factors including, but not limited to, the Bank’s financial strength, competitive position, liquidity and other factors not completely within our control.

A holder of Notes will have limited remedies.

In the event of a non-payment by the Bank of the principal amount of, interest on or redemption price for the Notes when due or the occurrence of an event of default, the sole remedy of holders of Notes shall be the delivery of the Limited Recourse Trust Assets. If the Limited Recourse Trust Assets consist of Preferred Shares Series BX at the time such an event occurs, the Bank will deliver to each holder of Notes one Preferred Share Series BX for each $1,000 principal amount of Notes held, which shall be applied to the payment of the principal amount of the Notes, and such delivery of Preferred Shares Series BX will be each holder of Notes’ sole remedy against the Bank for repayment of the principal amount of the Notes and any accrued but unpaid interest thereon then due and payable. The market value of the Limited Recourse Trust Assets could be significantly less than the face value of the Notes. In the event that the value of the Limited Recourse Trust Assets delivered to holders of Notes is less than the principal amount of and any accrued and unpaid interest on, or the redemption price of, the Notes, all losses arising from such shortfall shall be borne by such holders and no claim may be made against the Bank.

The Notes will rank subordinate to all higher ranked indebtedness in the event of our insolvency, dissolution or winding-up.

The Notes will be our direct unsecured obligations constituting subordinated indebtedness for the purpose of the Bank Act and will therefore rank subordinate to our deposits. If we become insolvent or are wound-up (prior to the occurrence of a Trigger Event), the Notes will rank: (a) subordinate in right of payment to the prior payment in full of all Higher Ranked Indebtedness (including certain Subordinated Indebtedness) and (b) in right of payment equally with and not prior to Junior Subordinated Indebtedness (other than Junior Subordinated Indebtedness which by its terms ranks subordinate to the Notes) of the Bank, in each case from time to time outstanding, provided that in any such case, in case of the Bank’s non-payment of the principal amount of, interest on or redemption price for the Notes when due, the sole remedy of the holders of the Notes shall be the delivery of the Limited Recourse Trust Assets, and all claims of the holders of the Notes against the Bank under the Notes will be extinguished upon receipt of the Limited Resource Trust Assets. Except to the extent regulatory capital requirements or any resolution regime imposed by the government affect our decisions or ability to issue subordinated or more senior debt, there is no limit on our ability to incur additional subordinated debt or more senior debt.

An investment in the Notes may become an investment in Preferred Shares Series BX or Common Shares of the Bank in certain circumstances.

In the event of a non-payment by the Bank of the principal amount of, interest on or redemption price for the Notes when due, the sole remedy of holders of the Notes will be the delivery of the Limited Recourse Trust Assets, which may comprise Preferred Shares Series BX or, upon a Trigger Event Redemption, Common Shares. Delivery of Limited Recourse Trust Assets to the holders of Notes shall be deemed to be in full satisfaction of the Notes. As a result, you may become a shareholder of the Bank at a time when our financial condition is deteriorating or when we have become insolvent or have been ordered to be wound-up or liquidated. In the event of our liquidation, the claims of our depositors and creditors (including holders of subordinated indebtedness) would be entitled to priority of payment over holders of Preferred Shares Series BX or Common Shares. If we were to become insolvent or be ordered to be wound-up or liquidated after your investment in the Notes has become an investment in Preferred Shares Series BX or Common Shares of the Bank, you may receive, if anything, substantially less than you would have received as a holder of the Notes.

There is no market for the Notes or the Preferred Shares Series BX.

Neither the Notes nor the Preferred Shares Series BX will be listed on any stock exchange or quotation system and, consequently, there may be no market through which the Notes or, after the Transfer Date, the Preferred Shares Series BX may be sold and purchasers may therefore be unable to resell such Notes or, after the Transfer Date, the Preferred Share Series BX. This may affect the pricing of the Notes or, after the Transfer Date, the Preferred Share Series BX in any secondary market, the transparency and availability of pricing, the liquidity of the Notes or, after the Transfer Date, the Preferred Shares Series BX, and the extent of the issuer regulation. Each of the underwriters may from time to time purchase and sell Notes in the secondary market or make a market for the Notes, but no underwriter is obliged to do so and there can be no assurance as to a secondary market for the Notes, liquidity in any such market or any market making activities by any underwriter.

Where Preferred Shares Series BX are “taxable Canadian property” and not “treaty-exempt property” (both as defined in the Income Tax Act (Canada) (the “Tax Act”)) of a non-resident holder at the time of their disposition, such holder generally will be required to satisfy certain obligations imposed under section 116 of the Tax Act, in the absence of which a purchaser who intends to acquire such shares would be entitled to withhold 25% of the purchase price. As a result of these administrative requirements, Preferred Shares Series BX that are taxable Canadian property and not treaty exempt property of a non-resident holder may be less liquid than otherwise may be the case. See “Canadian Federal Income Tax Considerations — Holders Not Resident in Canada — Preferred Shares Series BX and Common Shares” for more information.

No additional amounts will be paid on dividends on the Preferred Shares Series BX.

Although under current law, dividends paid or deemed to be paid to non-resident holders of the Preferred Shares Series BX would generally be subject to Canadian non-resident withholding tax as described under “Canadian Federal Income Tax Considerations — Holders Not Resident in Canada — Preferred Shares Series BX and Common Shares — Dividends, and — Acquisitions by the Bank of Preferred Shares Series BX or Common Shares”, no additional amounts will be paid by the Bank on dividends paid or deemed to be paid on the Preferred Shares Series BX.

Certain investors may be limited in the Additional Amounts they receive if payments on the Notes become subject to withholding or deduction for Canadian taxes.

Under current Canadian law (and subject to certain conditions), payments on the Notes to investors that are not resident in Canada and that deal at arm’s length with the Bank are generally not subject to withholding or deduction for Canadian taxes. See “Canadian Federal Income Tax Considerations”. There can be no assurance that there will not be a change in or amendment to the laws of Canada that results in future payments becoming subject to Canadian withholding taxes. If payments on the Notes are subject to withholding or deduction for Canadian taxes, the Bank will, subject to certain exceptions and limitations set forth in this prospectus supplement, pay Additional Amounts to holders or beneficial owners of the Notes as may be necessary in order that the net payments received, after any withholding or deduction for Canadian taxes, will not be less than the amount such holders or beneficial owners would have received if such Canadian taxes had not been withheld or deducted.

One of the limitations set forth in this prospectus supplement is that no Additional Amounts will be payable to any holder or beneficial owner of a Note on account of Canadian taxes that are in excess of the taxes that would have been imposed if, at all relevant times, such holder or beneficial owner of a Note were a resident of the United States for purposes of, and was entitled to all of the benefits of, the United States-Canada Income Tax Convention (1980), as amended, including any protocols thereto (the “Convention”). See “Description of the Notes—Additional Amounts”.

As a result of this limitation, the Additional Amounts received by certain holders or beneficial owners of Notes may be less than the amount of Canadian taxes withheld or deducted and, accordingly, the net amount received by such holders or beneficial owners of Notes will be less than the amount such holders or beneficial owners would have received had there been no such withholding or deduction in respect of Canadian taxes. Under the Convention in its current form (and subject to certain exceptions), payments of interest by Canadian obligors to residents of the United States that are entitled to all of the benefits of the Convention are generally exempt from any Canadian withholding tax. Any prospective investor that is not a resident of the United States for purposes of, and entitled to all of the benefits of, the Convention, or otherwise eligible for the benefits of another income tax convention that provides relief from withholding, should consult its tax advisor regarding the possibility of any future Canadian withholding tax that would reduce its return from the Notes.

The market value of the Notes is subject to interest rate risk and the Notes may trade at a discount from their initial offering price.

Future trading prices of the Notes will depend on many factors, including prevailing interest rates, foreign exchange movements, the market for similar securities, general economic conditions and the Bank’s financial condition, performance, prospects and other factors. If any of the Notes are traded after their initial issuance, they may trade at a discount from their initial offering price.

Prevailing interest rates will affect the market value of the Notes. Assuming all other factors remain unchanged, the market value of the Notes will decline as prevailing interest rates for comparable debt instruments rise, and increase as prevailing interest rates for comparable debt instruments decline.

Following the Transfer Date, the market value of the Preferred Shares Series BX may fluctuate.

After the Transfer Date, prevailing yields on similar securities will affect the market value of Preferred Shares Series BX. Assuming all other factors remain unchanged, the market value of the Preferred Shares Series BX will decline as prevailing yields for similar securities rise, and will increase as prevailing yields for similar securities decline. Spreads over the U.S. Treasury Rate and comparable benchmark rates of interest for similar securities will also affect the market value of the Preferred Shares Series BX.

The Preferred Shares Series BX are non-cumulative and there is a risk the Bank will be unable to pay dividends on the shares.

The Preferred Shares Series BX are non-cumulative and dividends are payable after the Transfer Date at the discretion of the board of directors. See “Share Capital and Changes in the Bank’s Consolidated Capitalization” and “Earnings Coverage” in this prospectus supplement, each of which is relevant to an assessment of the risk that we will be unable to pay dividends and any redemption price on the Preferred Shares Series BX when due.

Ranking of Preferred Shares Series BX on insolvency, dissolution or winding-up.

The Preferred Shares Series BX are equity capital of the Bank. The Preferred Shares Series BX will rank equally with other preferred shares of the Bank in the event of an insolvency, dissolution or winding-up of the Bank, where an NVCC Automatic Conversion has not occurred. If the Bank becomes insolvent, is dissolved or is wound-up where an NVCC Automatic Conversion has not occurred, the Bank’s assets must be used to pay deposit liabilities and other debt, including subordinated debt, before payments may be made on the Preferred Shares Series BX, if any, and other preferred shares.

Holders of Preferred Shares may not be entitled to receive U.S. dollars in a winding-up.

If a holder of Preferred Shares Series BX is entitled to any recovery with respect to the Preferred Shares Series BX in any winding-up, such holder might not be entitled in those proceedings to a recovery in U.S. dollars and might be entitled only to a recovery in Canadian dollars. In addition, under current Canadian law, the Bank’s liability, if any, to holders of Preferred Shares Series BX, may have to be converted into Canadian dollars at a date close to the commencement of proceedings against it and any such holder of Preferred Shares Series BX may be exposed to currency fluctuations between that date and the date such holder receives proceeds pursuant to such proceedings, if any.

The Notes and Preferred Shares Series BX are subject to an automatic and immediate redemption in exchange for Common Shares upon the occurrence of a Trigger Event and an NVCC Automatic Conversion.

Upon the occurrence of a Trigger Event and an NVCC Automatic Conversion, there is no certainty of the value of the Common Shares to be received by the holders of the Notes or the Preferred Shares Series BX and the value of such Common Shares could be significantly less than the face value of the Notes or the Preferred Shares Series BX. In such circumstances, holders of the Notes or the Preferred Shares Series BX will be obligated to accept the Common Shares even if such holders do not at the time consider the Common Shares to be an appropriate investment for them, and despite any change in the Bank or any disruption to or lack of a market for such Common Shares or disruption to capital markets generally. Moreover, there may be an illiquid market, or no market at all, in Common Shares received upon an NVCC Automatic Conversion, and investors may not be able to sell the Common Shares at a price equal to the value of their investment and as a result may suffer significant losses that may not be offset by compensation, if any, received as part of the compensation process (see “Risk Factors – “Any potential compensation to be provided through the compensation process under the CDIC Act is unknown”).

A Trigger Event involves a subjective determination outside our control.

The decision as to whether a Trigger Event will occur is a subjective determination by the Superintendent that the Bank has ceased, or is about to cease, to be viable and that, after the conversion or write-off, as applicable, of all contingent instruments and taking into account any other factors or circumstances that are considered relevant or appropriate, it is reasonably likely that the viability of the Bank will be restored or maintained. Such determination will be beyond the control of the Bank. A Trigger Event will also occur if a federal or provincial government in Canada publicly announces that the Bank accepted or agreed to accept a capital injection, or equivalent support from such government or a political subdivision or agent or agency thereof, without which the Superintendent would have determined the Bank to be non-viable. See the definition of Trigger Event under “Description of Preferred Shares Series BX — Conversion Upon Occurrence of a Non-Viability Contingent Capital Trigger Event.”

OSFI has stated that the Superintendent will consult with the CDIC, the Bank of Canada, the Department of Finance and the Financial Consumer Agency of Canada prior to making a non-viability determination. The conversion of contingent instruments alone may not be sufficient to restore an institution to viability and other public sector interventions, including liquidity assistance, would likely be used along with the conversion of contingent instruments to maintain an institution as a going concern.

In assessing whether the Bank has ceased, or is about to cease, to be viable and that, after the conversion or write-off, as applicable, of all contingent instruments, it is reasonably likely that the viability of the Bank will be restored or maintained, OSFI has stated that the Superintendent will consider, in consultation with the authorities referred to above, all relevant facts and circumstances. Those facts and circumstances may include, in addition to other public sector interventions, a consideration of whether, among other things:

•	the assets of the Bank are, in the opinion of the Superintendent, sufficient to provide adequate protection to the Bank’s depositors and creditors;

•	the Bank has lost the confidence of depositors or other creditors and the public (for example, ongoing increased difficulty in obtaining or rolling over short-term funding);

•	the Bank’s regulatory capital has, in the opinion of the Superintendent, reached a level, or is eroding in a manner, that may detrimentally affect its depositors and creditors;

•	the Bank has failed to pay any liability that has become due and payable or, in the opinion of the Superintendent, the Bank will not be able to pay its liabilities as they become due and payable;

•	the Bank failed to comply with an order of the Superintendent to increase its capital;

•

in the opinion of the Superintendent, any other state of affairs exists in respect of the Bank that may be materially prejudicial to the interests of the Bank’s depositors or creditors or the owners of any assets under the Bank’s administration; and

•

the Bank is unable to recapitalize on its own through the issuance of Common Shares or other forms of regulatory capital (for example, no suitable investor or group of investors exists that is willing or capable of investing in sufficient quantity and on terms that will restore the Bank’s viability, nor is there any reasonable prospect of such an investor emerging in the near-term in the absence of conversion of contingent instruments).

If a Trigger Event occurs, then the interests of depositors, other creditors of the Bank, and holders of Bank shares and debt obligations, including Bail-inable Instruments (as defined below) which are not contingent instruments will all rank in priority to the holders of contingent instruments, including the Notes or the Preferred Shares Series BX. The Superintendent retains full discretion to choose not to trigger non-viability contingent capital notwithstanding a determination that the Bank has ceased, or is about to cease, to be viable. Under such circumstances, holders of Notes or the Preferred Shares Series BX may be exposed to losses through the use of other resolution tools or in liquidation.

The number and value of Common Shares to be received on an NVCC Automatic Conversion and Trigger Event Redemption is variable and subject to further dilution.

The number of Common Shares to be received for each Note or a Preferred Share Series BX on an NVCC Automatic Conversion and Trigger Event Redemption is calculated by reference to the prevailing market price of Common Shares immediately prior to a Trigger Event, subject to the floor price. If there is an NVCC Automatic Conversion at a time when the Current Market Price of the Common Shares is below the floor price, investors may receive Common Shares with an aggregate market price less than the value of the Notes or Preferred Shares Series BX. Certain series of preferred shares may use a lower effective floor price or a higher multiplier than those applicable to another series of preferred shares to determine the maximum number of Common Shares to be issued to holders of such instruments upon an NVCC Automatic Conversion.

The Bank is expected to have outstanding from time to time: (a) other securities including, without limitation, subordinated indebtedness and other preferred shares, that are non-viability contingent capital that will automatically and immediately convert into Common Shares upon the occurrence of a Trigger Event, and (b) Bail-inable Instruments that may be converted into Common Shares in connection with a Trigger Event.

In the circumstances surrounding a Trigger Event, the Superintendent or other governmental authorities or agencies may also require other steps to be taken to restore or maintain the viability of the Bank under the Canadian bank resolution powers, including the injection of new capital and the issuance of additional Common Shares or other securities. Accordingly, holders of Notes or Preferred Shares Series BX will receive Common Shares pursuant to an NVCC Automatic Conversion at a time when other series of preferred shares, debt obligations of the Bank and potentially Bail-inable Instruments may be converted into Common Shares, at conversion rates that are more favorable to the holders of such instruments or obligations than the rate applicable to the Notes or Preferred Shares Series BX, and additional Common Shares or securities ranking in priority to the Common Shares may be issued, thereby causing substantial dilution to holders of Common Shares, the holders of shares other than Common Shares, and the holders of Notes or Preferred Shares Series BX that will become holders of Common Shares upon an NVCC Automatic Conversion.

In particular, as part of the Canadian bank resolution powers, certain provisions of, and regulations under, the Bank Act, the CDIC Act and certain other Canadian federal statutes pertaining to banks provide for a bank recapitalization regime (collectively, the “Bail-in Regime”) for banks designated by the Superintendent as domestic systemically important banks, which include the Bank. If the CDIC were to take action under the Canadian bank resolution powers with respect to the Bank, this could result in a conversion of Bail-inable Instruments in whole or in part — by means of a transaction or series of transactions and in one or more steps — into Common Shares or common shares of any affiliates of the Bank (a “Bail-in Conversion”). Subject to certain exceptions for covered bonds, certain derivatives and certain structured notes, senior debt of the Bank issued on or after September 23, 2018, with an initial or amended term to maturity (including explicit or embedded options) greater than 400 days, that is unsecured or partially secured and that has been assigned a CUSIP or ISIN or similar identification number, is subject to Bail-in Conversion (collectively, “Bail-inable Instruments”). Bail-inable Instruments also include shares, other than Common Shares, subordinated debt, unless they are non-viability contingent capital, and liabilities issued before September 23, 2018, the terms of which are amended after September 23, 2018 to increase their principal amount or to extend their term to maturity and that, following such amendment, would otherwise be Bail-inable Instruments.

Given that the Notes and Preferred Shares Series BX are subject to NVCC Automatic Conversion, they are not Bail-inable Instruments and are not subject to Bail-in Conversion. However, the Bail-in Regime provides that the CDIC must use its best efforts to ensure that Bail-inable Instruments are converted only if all subordinate non-viability contingent capital (such as the Notes and Preferred Shares Series BX) have previously been converted or are converted at the same time. Accordingly, in the case of a Bail-in Conversion, the Notes and Preferred Shares Series BX would be subject to NVCC Automatic Conversion prior to, or at the same time as, a Bail-in Conversion. In addition, the Bail-in Regime prescribes that holders of Bail-inable Instruments that are subject to Bail-in Conversion must receive an amount of common shares equal to (where Bail-inable Instruments rank equal with the non-viability contingent capital) or greater than the common shares per dollar amount received by holders of non-viability contingent capital instruments that are converted during the same restructuring period. As a result, where there is an NVCC Automatic Conversion in the same restructuring period as a Bail-in Conversion, the holders of the converted Bail-inable Instruments will receive Common Shares at a conversion rate that would be more favorable than the rate applicable to the Notes and the Preferred Shares Series BX.

Circumstances surrounding a potential NVCC Automatic Conversion will have an adverse effect on the market price of the Notes and Preferred Shares Series BX.

The occurrence of a Trigger Event is a subjective determination by the Superintendent that the conversion of all contingent instruments is reasonably likely to restore or maintain the viability of the Bank. As a result, an NVCC Automatic Conversion may occur in circumstances that are beyond the control of the Bank. Also, even in circumstances where the market expects the Superintendent to cause an NVCC Automatic Conversion, the Superintendent may choose not to take that action. Because of the inherent uncertainty regarding the determination of when an NVCC Automatic Conversion may occur, it will be difficult to predict, when, if at all, the Notes or Preferred Shares Series BX will be mandatorily converted into Common Shares. Accordingly, trading behavior in respect of the Notes or Preferred Shares Series BX is not necessarily expected to follow trading behavior associated with other types of convertible or exchangeable securities. Any indication, whether real or perceived, that the Bank is trending towards a Trigger Event can be expected to have an adverse effect on the market price of the Notes, Preferred Shares Series BX and the Common Shares, whether or not such Trigger Event actually occurs.

Holders of Notes and holders of Preferred Shares Series BX may be exposed to losses through the use of other Canadian bank resolution powers or in liquidation.

The holders of Notes and holders of Preferred Shares Series BX may be exposed to losses through the use of other Canadian bank resolution powers or in liquidation. Under the Canadian bank resolution powers, in circumstances where the Superintendent is of the opinion that the Bank has ceased, or is about to cease, to be viable and viability cannot be restored or preserved by exercise of the Superintendent’s powers under the Bank Act, the Superintendent, after providing the Bank with a reasonable opportunity to make representations, is required to provide a report to CDIC. Following receipt of the Superintendent’s report, CDIC may request the Minister of Finance to recommend that the Governor in Council (Canada) (the “Governor in Council”) make an order and, if the Minister of Finance is of the opinion that it is in the public interest to do so, the Minister of Finance may recommend that the Governor in Council make, and on that recommendation, the Governor in Council may make, one or more of the following orders (each, an “Order”):

•	vesting in CDIC the shares and subordinated debt of the Bank specified in the Order (a “vesting order”);

•	appointing CDIC as receiver in respect of the Bank (a “receivership order”);

•

if a receivership order has been made, directing the Minister of Finance to incorporate a federal institution designated in the Order as a bridge institution (a “bridge bank order”) wholly-owned by CDIC and specifying the date and time as of which the Bank’s deposit liabilities are assumed;

•	if a vesting order or receivership order has been made, directing CDIC to carry out a Bail-in Conversion; or

•	requiring CDIC to apply for a winding-up order in respect of the Bank.

Following a vesting order or a receivership order, CDIC will assume temporary control or ownership of the Bank and will be granted broad powers under such Order, including the power to sell or dispose of all or a part of the assets of the Bank, and the power to carry out or cause the Bank to carry out a transaction or a series of transactions the purpose of which is to restructure the business of the Bank. Under a bridge bank order, CDIC has the power to transfer the Bank’s insured deposit liabilities and certain assets and other liabilities of the Bank to a bridge institution. Upon the exercise of that power, any assets and liabilities of the Bank that are not transferred to the bridge institution would remain with the Bank, which would then be wound up. In such a scenario, any liabilities of the Bank, including any outstanding Notes, that are not assumed by the bridge institution could receive only partial or no repayment in the ensuing wind-up of the Bank.

There is no limitation on the type of Order that may be made where it has been determined that the Bank has ceased, or is about to cease, to be viable. As a result, holders of Notes or Preferred Shares Series BX may be exposed to losses through the making of more than one such Order or in liquidation pursuant to an Order or otherwise.

As a result, a holder of Notes or Preferred Shares Series BX may lose all of its investment, including the principal amount plus any accrued dividends or interest, if the CDIC were to take action under the Canadian bank resolution powers, and any Common Shares into which the Notes or Preferred Shares Series BX are converted upon the occurrence of a Trigger Event, an NVCC Automatic Conversion and a Trigger Event Redemption, may be of little value at the time of an NVCC Automatic Conversion and thereafter.

The Notes are direct unsecured subordinated indebtedness of the Bank which, provided such Notes have not been redeemed for Common Shares upon the occurrence of a Trigger Event, an NVCC Automatic Conversion and a Trigger Event Redemption, rank: (a) subordinate in right of payment to the prior payment in full of all Higher Ranked Indebtedness (including certain Subordinated Indebtedness) and (b) in right of payment equally with and not prior to Junior Subordinated Indebtedness (other than Junior Subordinated Indebtedness which by its terms ranks subordinate to the Notes) of the Bank in the event of the insolvency or winding-up of the Bank. If the Bank becomes insolvent or is wound-up while the Notes remain outstanding, the Bank’s assets must be used to pay deposit liabilities and prior and senior ranking indebtedness before payments may be made on the Notes, other subordinated indebtedness and the Common Shares. Subject to the Bank’s regulatory capital requirements, there is no limit on the Bank’s ability to incur additional subordinated debt. In addition, the terms of the Notes do not restrict the Bank’s ability to incur indebtedness that ranks senior to the Notes. Upon the occurrence of a Trigger Event, each Preferred Share Series BX will be automatically and immediately converted into Common Shares pursuant to an NVCC Automatic Conversion, and immediately following such NVCC Automatic Conversion, each outstanding Note will automatically and immediately be redeemed for the same number of Common Shares into which the Preferred Shares Series BX converted pursuant to such NVCC Automatic Conversion, such that the terms of the Notes with respect to priority and rights upon liquidation will not be relevant as the Notes will have been converted to Common Shares ranking on parity with all other outstanding Common Shares.

Any potential compensation to be provided through the compensation process under the CDIC Act is unknown.

The CDIC Act provides for a compensation process for holders of Notes and Preferred Shares Series BX who immediately prior to the making of an Order, directly or through an intermediary, own Notes or Preferred Shares Series BX, as the case may be, that after the Order is made, are converted in whole or in part into Common Shares in accordance with their terms. While this process applies to successors of those holders it does not apply to assignees or transferees of the holder following the making of the Order and does not apply if the amounts owing under the Notes are paid in full.

Under the compensation process, the compensation to which such holders are entitled is the difference, to the extent it is positive, between the estimated liquidation value and the estimated resolution value of the Notes or Preferred Shares Series BX, as the case may be, less an amount equal to an estimate of losses attributable to the conversion of such Notes or Preferred Shares Series BX into Common Shares. The liquidation value is the estimated value the holders would have received if an Order under the Winding-up and Restructuring Act (Canada) had been made in respect of the Bank, as if no Order had been made and without taking into consideration any assistance, financial or otherwise, that is or may be provided to the Bank, directly or indirectly, by CDIC, the Bank of Canada, the Government of Canada or a province of Canada, after any Order to wind up the Bank has been made.

The resolution value in respect of the Notes or the Preferred Shares Series BX, as the case may be, is the aggregate estimated value of the following: (a) the Notes or Preferred Shares Series BX, as the case may be, if they are not held by CDIC and they are not converted, after the making of an Order, into Common Shares in accordance with its terms; (b) Common Shares that are the result of a conversion of the Notes or Preferred Shares Series BX, as the case may be, in accordance with their terms after the making of an Order; (c) any dividend or interest payments made, after the making of the Order, with respect to the Notes or Preferred Shares Series BX, as the case may be, to any person other than CDIC; and (d) any other cash, securities or other rights or interests that are received or to be received with respect to the Notes or Preferred Shares Series BX, as the case may be, as a direct or indirect result of the making of the Order and any actions taken in furtherance of the Order, including from CDIC, the Bank, the liquidator of the Bank, if the Bank is wound up, the liquidator of a CDIC subsidiary incorporated or acquired by Order of the Governor in Council for the purposes of facilitating the acquisition, management or disposal of real property or other assets of the Bank that CDIC may acquire as the result of its operations that is liquidated or the liquidator of a bridge institution if the bridge institution is wound up.

In connection with the compensation process, CDIC is required to estimate the liquidation value and the resolution value in respect of the portion of converted Notes or Preferred Shares Series BX, as the case may be, and is required to consider the difference between the estimated day on which the liquidation value would be received and the estimated day on which the resolution value is, or would be, received.

CDIC must, within a period following the Order, make an offer of compensation by notice to the relevant holders that held the Notes or Preferred Shares Series BX equal to, or in value estimated to be equal to, the amount of compensation to which such holders are entitled or provide a notice stating that such holders are not entitled to any compensation. In either case such notice is required to include certain prescribed information, including important information regarding the rights of such holders to seek to object and have the compensation to which they are entitled determined by an assessor (a Canadian Federal Court judge) where holders of liabilities representing at least 10% of the principal amount and accrued and unpaid interest of the liabilities of the same class in the case of the Notes, or at least 10% of the liquidation entitlement of the shares of the same class, in the case of the Preferred Shares Series BX, object to the offer or absence of compensation. The period for objecting is limited (45 days following the day on which a summary of the notice is published in the Canada Gazette) and failure by holders holding a sufficient principal amount plus accrued and unpaid interest of the Notes or sufficient liquidation entitlement of the Preferred Shares Series BX to object within the prescribed period will result in the loss of any ability to object to the offered compensation or absence of compensation, as applicable. CDIC will pay the relevant holders the offered compensation within 135 days after the date on which a summary of the notice is published in the Canada Gazette if the offer of compensation is accepted, the holder does not notify CDIC of acceptance or objection to the offer or if the holder objects to the offer but the 10% threshold described above is not met within the aforementioned 45-day period.

Where an assessor is appointed, the assessor could determine a different amount of compensation payable, which could either be higher or lower than the original amount. The assessor is required to provide holders, whose compensation it determines, notice of its determination. The assessor’s determination is final and there are no further opportunities for review or appeal. CDIC will pay the relevant holders the compensation amount determined by the assessor within 90 days of the assessor’s notice.

A similar compensation process to the one set out above applies, in certain circumstances, where as a result of CDIC’s exercise of bank resolution powers, Notes are assigned to an entity which is then wound-up.

Given the considerations involved in determining the amount of compensation, if any, that a holder that held Notes or Preferred Shares Series BX may be entitled to following an Order, it is not possible to anticipate what, if any, compensation would be payable in such circumstances.

Following an NVCC Automatic Conversion or Trigger Event Redemption, you will no longer have rights as a holder of Notes or Preferred Shares Series BX and will only have rights as a holder of Common Shares.

Upon an NVCC Automatic Conversion and subsequent Trigger Event Redemption, the rights, terms and conditions of the Notes or Preferred Shares Series BX, as applicable, including with respect to priority and rights on liquidation, will no longer be relevant as all such Notes or Preferred Shares Series BX, as applicable, will have been redeemed or converted, as the case may be, on a full and permanent basis without the consent of the holders thereof into Common Shares ranking on parity with all other outstanding Common Shares. Given the nature of the Trigger Event, a holder of Notes or Preferred Shares Series BX, as applicable, will become a holder of Common Shares at a time when the Bank’s financial condition has deteriorated. If the Bank were to become insolvent, is dissolved or wound-up after the occurrence of a Trigger Event, as holders of Common Shares investors may receive substantially less than they might have received had the Notes or Preferred Shares Series BX, as applicable, not been redeemed or converted, as the case may be, for Common Shares.

An NVCC Automatic Conversion may also occur at a time when a federal or provincial government or other government agency in Canada has provided, or will provide, a capital injection or equivalent support, the terms of which may rank in priority to the Common Shares with respect to the payment of dividends, rights on liquidation or other terms. Further, holders of Notes and Preferred Shares Series BX will receive Common Shares pursuant to an NVCC Automatic Conversion at a time when other debt obligations of the Bank may be converted into Common Shares, and additional Common Shares or securities ranking in priority to the Common Shares may be issued, thereby causing substantial dilution to holders of Common Shares and the holders of Notes and Preferred Shares Series BX, who will become holders of Common Shares upon the Trigger Event.

Holders of Notes or Preferred Shares Series BX do not have anti-dilution protection in all circumstances.

The floor price that is used to calculate the Conversion Price is subject to adjustment in a limited number of events: (i) the issuance of Common Shares or securities exchangeable for or convertible into Common Shares to all holders of Common Shares as a stock dividend, (ii) the subdivision, redivision or change of the Common Shares into a greater number of Common Shares, or (iii) the reduction, combination or consolidation of the Common Shares into a lesser number of Common Shares. In addition, in the event of a capital reorganization, consolidation, merger or amalgamation of the Bank or comparable transaction affecting the Common Shares after the date of this prospectus supplement, the Bank will take necessary action to ensure that holders of Preferred Shares Series BX receive, pursuant to an NVCC Automatic Conversion, the number of Common Shares or other securities that such holders would have received if the NVCC Automatic Conversion occurred immediately prior to the record date for such event. However, there is no requirement that there should be an adjustment of the floor price or other anti-dilutive action by the Bank for every corporate or other event that may affect the market price of the Common Shares. Accordingly, the occurrence of events in respect of which no adjustment to the floor price is made may adversely affect the number of Common Shares issuable to a holder of Preferred Shares Series BX and thereafter delivered to a holder of Notes upon an NVCC Automatic Conversion and subsequent Trigger Event Redemption.

The interest rate in respect of the Notes will reset.

The interest rate in respect of Notes will reset every five years. In each case, the new interest rate is unlikely to be the same as, and may be lower than, the interest rate for the applicable preceding interest rate period.

The historical five-year treasury rates are not an indication of future five-year treasury rates and the Calculation Agent may make determinations with respect to the Notes and the Preferred Shares.

The interest rate in respect of Notes and the dividend rate in respect of the Preferred Shares Series BX will reset every five years. In each case, the new rate is unlikely to be the same as, and may be lower than, the rate for the applicable preceding interest or dividend rate period.

In the past, U.S. treasury rates have experienced significant fluctuations. You should note that historical levels, fluctuations and trends of U.S. treasury rates are not necessarily indicative of future levels. Any historical upward or downward trend in U.S. treasury rates is not an indication that U.S. treasury rates are more or less likely to increase or decrease at any time during the reset period, and you should not take the historical U.S. treasury rates as an indication of future rates.

Further, if no calculation of the U.S. Treasury Rate is provided, then the Calculation Agent, after consulting such sources as it deems comparable to any of the foregoing calculations, or any such source as it deems reasonable from which to estimate the five-year treasury rate, will determine the U.S. Treasury Rate in its sole discretion, provided that if the Calculation Agent determines there is an industry-accepted successor five-year treasury rate, then the Calculation Agent will use such successor rate. If the Calculation Agent has determined a substitute or successor base rate in accordance with the foregoing, the Calculation Agent in its sole discretion may determine the business day convention, the definition of business day and the reset rate determination date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the five-year treasury rate, in a manner that is consistent with industry accepted practices for such substitute or successor base rate. The exercise of this discretion could adversely affect the value of the Notes and the Preferred Shares Series BX and, if we or an affiliate of ours assumes the duties of the Calculation Agent, may present us with a conflict of interest.

The Bank may redeem the Notes in certain situations.

The Bank may elect to redeem the Notes, or the Notes may be automatically redeemed, without the consent of the holders of the Notes in the circumstances described under “Description of the Notes – Redemption” and “Description of Preferred Shares Series BX — Redemption.” If the Bank redeems the Notes in any of the circumstances mentioned above, there is a risk that the Notes may be redeemed at times when the redemption proceeds are less than the current market value of the Notes or when prevailing interest rates may be relatively low, in which latter case investors may only be able to reinvest the redemption proceeds in securities with a lower yield. Potential investors should consider reinvestment risk in light of other investments available at the time and consider potential uncertainty with respect to both the rate of interest payable on the Notes, which may fluctuate, and with respect to the length of the remaining term of the Notes, which will be dependent upon whether or not the Notes are redeemed prior to their maturity. In addition, in the event of a non-payment by the Bank of the redemption price for the Notes (inclusive of accrued and unpaid interest to the redemption date) when due, the sole remedy of holders of Notes shall be the delivery of the Limited Recourse Trust Assets. The market value of the Limited Recourse Trust Assets could be significantly less than the redemption price (see “Risk Factors – “A holder of Notes will have limited remedies”).

The Preferred Shares Series BX do not have a fixed maturity date.

The Preferred Shares Series BX do not have a fixed maturity date and are not redeemable at the option of the holders of Preferred Shares Series BX. The ability of a holder to liquidate its holdings of Preferred Shares Series BX may be limited.

The dividend rate in respect of the Preferred Shares Series BX will reset.

The dividend rate in respect of Preferred Shares Series BX will reset every five years. The new dividend rate is unlikely to be the same as, and may be lower than, the dividend rate for the applicable preceding dividend period.

As required by the Bank Act, the voting rights of the First Preferred Shares are limited to one vote per First Preferred Share.

Subject to certain exceptions, on a matter submitted to a class vote of the First Preferred Shares, each holder of First Preferred Shares will be entitled to one vote for each First Preferred Share held, as required by the Bank Act, without distinction as to series, regardless of the issue price of the First Preferred Share held by such holder. Accordingly, a holder of a Preferred Share Series BX issued for $1,000 will have the same number of votes as a holder of a First Preferred Share of a series that was issued for $25 per share. As a result, holders of the Bank’s outstanding First Preferred Shares that were issued for $25 per share may have influence over the outcome of matters submitted to a class vote of holders of First Preferred Shares for approval. The Bank may redeem the Preferred Shares Series BX at its option in certain situations.

The Bank may elect to redeem the Preferred Shares Series BX without the consent of the holders of the Preferred Shares Series BX in the circumstances described under “Description of Preferred Shares Series BX – Redemption”. In addition, the redemption of Preferred Shares Series BX is subject to the prior written approval of the Superintendent and other restrictions contained in the Bank Act and the regulations and guidelines thereunder, including the OSFI Capital Adequacy Requirements (CAR) Guideline, as may be amended from time to time. See “Bank Act Restrictions” in the prospectus and “Description of Preferred Shares Series BX – Restriction on Dividends and Retirement of Shares” in this prospectus supplement. In the event of the redemption of the Preferred Shares Series BX prior to the Transfer Date, outstanding Notes with an aggregate principal amount equal to the aggregate face amount of the Preferred Shares Series BX redeemed will be automatically redeemed.

The Bank reserves the right not to deliver Common Shares upon an NVCC Automatic Conversion and Trigger Event Redemption.

Upon an NVCC Automatic Conversion and Trigger Event Redemption, the Bank reserves the right not to deliver some or all, as applicable, of the Common Shares issuable or deliverable thereupon to any person whom the Bank has reason to believe is an Ineligible Person or any person who, by virtue of the operation of the NVCC Automatic Conversion or Trigger Event Redemption, would become a Significant Shareholder through the acquisition of Common Shares. In such circumstances, the Bank will attempt to facilitate the sale of such Common Shares. Those sales (if any) may be made at any time and at any price. The Bank will not be subject to any liability for failure to sell such Common Shares on behalf of such persons or at any particular price on any particular day.

The Bank has no limitation on issuing senior or pari passu securities.

The Indenture governing the Notes will not contain any financial covenants and will contain only limited restrictive covenants. In addition, the Indenture will not limit the Bank’s or its subsidiaries’ ability to incur additional indebtedness, issue or repurchase securities or engage in transactions with affiliates. The Bank’s ability to incur additional indebtedness and use its funds for any purpose in the Bank’s discretion may increase the risk that the Bank may be unable to service its debt, including paying its obligations under the Notes.

The Preferred Shares Series BX and certain provisions of the Notes are not governed by New York law.

The Preferred Shares Series BX, as well as certain provisions related to a Trigger Event, a Trigger Event Redemption, the Bank’s right not to deliver Common Shares or Preferred Shares Series BX in the event of a Trigger Event or Recourse Event, and subordination in the Indenture and the Notes, will be governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein rather than be governed by the laws of the State of New York. In addition, the Limited Recourse Trust is established under, and governed by, the laws of the Province of Manitoba and the federal laws of Canada applicable therein.

The Notes and the Preferred Shares Series BX are denominated in U.S. dollars and may have tax consequences for investors.

The Notes and the Preferred Shares Series BX (when not held in the Limited Recourse Trust) will be denominated in U.S. dollars. If you are a non-U.S. investor who purchases the Notes or receives the Preferred Shares Series BX as part of a delivery of Limited Recourse Trust Assets, changes in rates of exchange may have an adverse effect on the value, price or returns of your investment. In addition, when held in the Limited Recourse Trust, each Preferred Share Series BX will be redeemable for the Canadian Dollar Equivalent of $1,000. If there occurs a delivery of Limited Recourse Trust Assets, the Bank may recognize adverse tax or accounting effects if the value of one Canadian dollar has declined relative to one U.S. dollar as compared to the Canadian Dollar Equivalent, which is calculated as of    , 2024. This prospectus supplement does not address the tax consequences to non-U.S. investors (other than Canadian consequences) of purchasing the Notes or receiving Preferred Shares Series BX as part of a delivery of Limited Recourse Trust Assets. If you are a non-U.S. investor, you should consult your tax advisors as to the consequences, under the tax laws of the country where you are a resident for tax purposes, of acquiring, holding and disposing of the Notes and the Preferred Shares Series BX and receiving the payments that might be due under the Notes and the Preferred Shares.

The Notes are not covered by deposit insurance.

The Notes will not constitute savings accounts, deposits or other obligations that are insured by the United States Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the CDIC or any other governmental agency or under the CDIC Act, the Bank Act or any other deposit insurance regime designed to ensure the payment of all or a portion of a deposit upon the insolvency of the deposit taking financial institution. Therefore, you will not be entitled to insurance from the United States Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the CDIC or other such protection, and as a result, you could lose all or a portion of your investment.

Fiduciaries of certain plans should consult with counsel.

This paragraph is relevant only if you are a fiduciary of a plan subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or Section 4975 of the U.S. Internal Revenue Code of 1986, as amended (each such plan, a “Plan”), or a governmental, church or non-U.S. plan subject to similar laws. Fiduciaries of a Plan or a governmental, church or non-U.S. plan subject to similar laws should consult with their counsel regarding their proposed investment in the Notes and the deemed representations they are required to make. See “Benefit Plan Investor Considerations” in the accompanying prospectus.

The U.S. federal income tax treatment of the Notes is uncertain.

Although the matter is not free from doubt, the Notes should be properly characterized as equity for U.S. federal income tax purposes, and the Bank intends to treat them as such. There is no authority, however, that addresses the U.S. federal income tax treatment of an instrument such as the Notes that is denominated as a subordinated debt instrument but that (i) has a term to maturity of sixty years, (ii) provides for holders to receive Series BX Shares or Common Shares upon the occurrence of a Recourse Event and (iii) is subordinate in right of payment to the Bank’s deposit liabilities and other unsubordinated creditors. Therefore, there can be no assurance that the U.S. Internal Revenue Service (the “IRS”) will not treat the Notes as indebtedness for U.S. federal income tax purposes or assert some other alternative tax treatment, or that any alternative tax treatment, if successfully asserted by the IRS, would not have adverse U.S. federal income tax consequences to a holder of the Notes. The Bank’s treatment of the Notes as equity for U.S. federal income tax purposes is binding on all holders of the Notes unless a holder discloses on its U.S. federal income tax return that it is taking an inconsistent position. Due to the lack of authority regarding the characterization of the Notes for U.S. federal income tax purposes, investors are urged to consult their own tax advisors regarding the appropriate characterization of the Notes and the tax consequences to them if the IRS were to successfully assert a characterization that differs from the Bank’s treatment of the Notes as equity for U.S. federal income tax purposes. See “U.S. Federal Income Tax Considerations”.

USE OF PROCEEDS

The net proceeds to us from the sale of the Notes, after deducting estimated expenses of the issue of the Notes and the Preferred Shares Series BX and the underwriting discount, are estimated to be approximately $    . The purpose of the sale of the Notes is to enlarge our Tier 1 capital base with a view to optimizing the Bank’s capital structure within the parameters prescribed by the Superintendent for bank capital requirements. The net proceeds to us from the sale of Notes will be used for general business purposes.

The purchase price for the Preferred Shares Series BX offered hereby shall be satisfied by funds deposited by the Bank with the Limited Recourse Trustee as Limited Recourse Trust Assets. As a result, no proceeds will be raised from the offering of the Preferred Shares Series BX pursuant to this prospectus supplement. The issue price of the Preferred Shares Series BX offered under this prospectus supplement is $1,000 per share, which will be satisfied by the payment by the Limited Recourse Trustee of the Canadian Dollar Equivalent thereof.

CONSOLIDATED CAPITALIZATION

As at July 31, 2024, we had 1,413,666,000 common shares, 84,100,000 First Preferred Shares and no second preferred shares outstanding.

The following table sets out the Bank’s consolidated capitalization as at July 31, 2024:

•	on an actual basis; and

•	on an as adjusted basis after giving effect to the sale and issuance of the Notes and the Preferred Shares in this offering.

This table should be read in conjunction with our unaudited consolidated financial statements and related notes thereto, which are incorporated by reference herein.

	As at July 31, 2024
	Actual	As Adjusted
	(in millions of Canadian dollars)
Subordinated Debentures	$13,437	$

Total Equity
Limited Recourse Capital Notes(1)	5,370
Preferred shares(2)	4,150
Common shares	20,786
Retained Earnings	86,065
Treasury instruments – preferred shares and other equity instruments	(28)
Other Components of Equity	8,048

	124,391
Non-controlling Interests	101

Total Equity	124,492

Total Capitalization	$137,929	$

(1)

For accounting purposes, the Notes are compound instruments with both equity and liability features. The liability component of the Notes would have a nominal value and, as a result, the full proceeds to be received shall be presented as equity.

(2)

For accounting purposes, the Preferred Shares Series BX would be eliminated on our consolidated balance sheet prior to a Recourse Event. Accordingly, after giving effect to this offering, there would have been no change in Preferred Shares as at July 31, 2024.

DESCRIPTION OF THE NOTES

The following summarizes certain provisions of the Notes and the Indenture (as defined below), but does not describe every aspect of the Notes or the Indenture. This summary is subject to and qualified in its entirety by reference to all the provisions of the Notes and the Indenture, including the definitions of certain terms that are not defined in this prospectus supplement. In this summary, we describe only some of the more important terms. You should look to the Indenture for a complete description of what we summarize below. A copy of the Indenture will be available at the SEC’s website at https://www.sec.gov. The following description of the Notes supplements (and, where different from, supersedes) the description of the Notes in the prospectus.

As used in this “Description of the Notes”, the terms the “Bank”, “we”, “us” and “our” refer only to Royal Bank of Canada and not to any of its subsidiaries.

General

The Notes will be issued as a series of Non-Viability Contingent Capital Subordinated Notes issued under the Subordinated Debt Indenture, dated as of January 27, 2016 (the “Base Indenture”), between the Bank and The Bank of New York Mellon, as trustee, as amended and supplemented by a third supplemental indenture, to be entered into on or about the date the Notes are first issued (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Bank and The Bank of New York Mellon, as trustee. The terms of the Notes include those stated in the Indenture and those terms made part of the Indenture by reference to the Trust Indenture Act. Subject to regulatory capital requirements applicable to the Bank, there is no limit on the amount of limited recourse capital notes or other subordinated indebtedness the Bank may issue.

The Notes will be our direct unsecured obligations constituting subordinated indebtedness for the purpose of the Bank Act which, if we become insolvent or are wound-up (prior to the occurrence of a Trigger Event), will rank: (a) subordinate in right of payment to the prior payment in full of all our Higher Ranked Indebtedness (as defined below), including certain Subordinated Indebtedness and (b) in right of payment equally with our Junior Subordinated Indebtedness (as defined below) (other than Junior Subordinated Indebtedness which by its terms ranks subordinate to the Notes), in each case from time to time outstanding, and will be subordinate in right of payment to the claims of our depositors and other unsubordinated creditors, provided that in any such case and in case of the Bank’s non-payment of the principal amount of, interest on or redemption price for the Notes when due, the sole remedy of the holders of the Notes shall be the delivery of the Limited Recourse Trust Assets. Upon the occurrence of a Recourse Event (as defined below), including if we become insolvent or are wound-up (prior to the occurrence of a Trigger Event), the recourse of each holder of Notes will be limited to such holder’s proportionate share of the Limited Recourse Trust Assets and the delivery of the applicable Limited Recourse Trust Assets to holders of the Notes will exhaust all remedies of such holders including in connection with any such event. Accordingly, as a result of the limited recourse feature described in this prospectus supplement, the ranking of the Notes will not be relevant during insolvency proceedings or wind-up of the Bank.

The Notes will not constitute savings accounts, deposits or other obligations that are insured by the United States Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the CDIC or any other governmental agency or under the CDIC Act, the Bank Act or any other deposit insurance regime designed to ensure the payment of all or a portion of a deposit upon the insolvency of the deposit taking financial institution. The Notes are not entitled to the benefits of any sinking fund.

The Notes will not be subject to Bail-in Conversion (as defined above).

Principal, Interest and Maturity

The Notes will be issued in an aggregate principal amount of $    and will be repayable at 100% of the principal amount at maturity on    , 2084. We will pay interest on the Notes in equal (subject to the reset of the interest rate and the long first coupon) quarterly instalments in arrears on    ,    ,    and    of each year (each, an “Interest Payment Date”), with the first payment on    , 2025. From the date of issue to, but excluding,    , 2034, the Notes will bear interest at the rate of    % per annum. Starting on     , 2034 and on every fifth anniversary of such date thereafter until    , 2079 (each such date an “Interest Reset Date”), the interest rate on the Notes will be reset at an interest rate per annum equal to the U.S. Treasury Rate on the business day prior to such Interest Reset Date (each, an “Interest Rate Calculation Date”) plus    %. Assuming the Notes are issued on    , 2024, the first interest payment on the Notes on    , 2025 will be in an amount of $    per $1,000 principal amount of Notes.

Each payment of interest on the Notes will include interest accrued to, but excluding, the applicable Interest Payment Date or the date of maturity (or earlier purchase or redemption, if applicable). Any payment of principal or interest required to be made on a day which is not a business day will be made on the next succeeding business day (without any additional interest or other payment in respect of the delay).

The “U.S. Treasury Rate” means, as at any Interest Rate Calculation Date, the rate per annum equal to: the average of the yields on actively traded U.S. treasury securities adjusted to constant maturity, for five-year maturities, for the five business days immediately preceding the applicable Interest Rate Calculation Date appearing under the caption “Treasury Constant Maturities” in the most recently published statistical release designated H.15 Daily Update or any successor publication which is published by the Federal Reserve Board, as determined by the Calculation Agent in its sole discretion.

If no calculation is provided as described above, then the Calculation Agent, after consulting such sources as it deems comparable to the foregoing calculation, or any such source as it deems reasonable from which to estimate the five-year treasury rate, shall determine the U.S. Treasury Rate in its sole discretion, provided that if the Calculation Agent determines there is an industry-accepted successor five-year treasury rate, then the Calculation Agent shall use such successor rate. If the Calculation Agent has determined a substitute or successor base rate in accordance with the foregoing, the Calculation Agent in its sole discretion may determine the business day convention, the definition of business day and the Interest Rate Calculation Date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the five-year treasury rate, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate.

If such rate cannot be determined as described above, then (i) the U.S. Treasury Rate will be determined by the Bank or our designee by interpolation between the most recent weekly average yield to maturity for two series of U.S. treasury securities trading in the public securities market, (1) one maturing as close as possible to, but earlier than, the Interest Reset Date following the next following Interest Rate Calculation Date, and (2) the other maturing as close as possible to, but later than, the Interest Reset Date following the next following Interest Rate Calculation Date, in each case, appearing under the caption “Treasury Constant Maturities” in the most recent published statistical release designated H.15 Daily Update or any successor publication which is published by the U.S. Federal Reserve Board of Governors; or (ii) if the calculation described in clause (i) cannot be determined, then the U.S. Treasury Rate will be the same rate as determined for the prior Interest Rate Calculation Date, provided, however, that in the case of the Initial Reset Date, the interest rate on the Notes will be    %.

“Calculation Agent” means the Bank or its designee.

“H.15 Daily Update” means the daily update of H.15 available through the worldwide website of the Board of Governors of the Federal Reserve System, at http://www.federalreserve.gov/releases/h15, or any successor site or publication.

A “business day” means any day other than a Saturday or Sunday or a day on which banking institutions in the City of New York and the City of Toronto are authorized or required by law or executive order to close.

Form, Denomination and Transfer

The Notes will be issued only in minimum denominations of $200,000 and integral multiples of $1,000 in excess thereof.

The Notes will be issued in “book-entry only” form and must be purchased or transferred through participants in the depository service of DTC. See “Book-Entry-Only Securities” in the prospectus.

Subordination

The Notes will be our direct unsecured obligations constituting subordinated indebtedness for the purpose of the Bank Act and will therefore rank subordinate to our deposits. The Notes will not constitute savings accounts, deposits or other obligations that are insured by the United States Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the CDIC or any other governmental agency or under the CDIC Act, the Bank Act or any other deposit insurance regime designed to ensure the payment of all or a portion of a deposit upon the insolvency of the deposit taking financial institution. See “Description of the Notes – General”.

The Indenture provides that, if we become insolvent or are wound-up (prior to the occurrence of a Trigger Event), the Notes will rank: (a) subordinate in right of payment to the prior payment in full of all our Higher Ranked Indebtedness (including certain Subordinated Indebtedness) and (b) in right of payment equally with and not prior to our Junior Subordinated Indebtedness (other than Junior Subordinated Indebtedness which by its terms ranks subordinate to the Notes), in each case from time to time outstanding, and will be subordinate in right of payment to the claims of our depositors and other unsubordinated creditors, provided that in any such case and in case of the Bank’s non-payment of the principal amount of, interest on or redemption price for the Notes when due, the sole remedy of the holders of the Notes shall be the delivery of the Limited Recourse Trust Assets. Upon the occurrence of a Recourse Event, including a Trigger Event or if we become insolvent or bankrupt or subject to the provisions of the Winding-up and Restructuring Act (Canada) (which is an event of default under the Indenture), the recourse of each holder of Notes will be limited to such holder’s proportionate share of the Limited Recourse Trust Assets and the delivery of the applicable Limited Recourse Trust Assets to holders of the Notes will exhaust all remedies of such holders including in connection with any such event. Accordingly, as a result of the limited recourse feature described in this prospectus supplement, the ranking of the Notes will not be relevant during insolvency proceedings or wind-up of the Bank. See “– Limited Recourse”. If the Limited Recourse Trust Assets that are delivered to holders of the Notes under such circumstances comprise Preferred Shares Series BX or Common Shares, such Preferred Shares Series BX or Common Shares will rank on parity with all other First Preferred Shares or Common Shares, as applicable.

As of July 31, 2024, we had approximately C$1,951,615 million of Higher Ranked Indebtedness, including deposits, outstanding which would rank ahead of the Notes.

For these purposes,

•	“Higher Ranked Indebtedness” means Indebtedness of the Bank then outstanding (including all Subordinated Indebtedness of the Bank then outstanding other than Junior Subordinated Indebtedness).

•

“Indebtedness” at any time means the deposit liabilities of the Bank at such time; and all other liabilities and obligations of the Bank to third parties (other than fines or penalties which pursuant to the Bank Act are a last charge on the assets of the Bank in the case of insolvency of the Bank and obligations to shareholders of the Bank, as such) which would entitle such third parties to participate in a distribution of the Bank’s assets in the event of the insolvency or winding-up of the Bank.

•	“Junior Subordinated Indebtedness” means Indebtedness which by its terms ranks equally in right of payment with, or is subordinate to, the Notes.

•	“Subordinated Indebtedness” at any time means the Bank’s subordinated indebtedness within the meaning of the Bank Act.

Events of Default

Under the Indenture there will be an event of default only if we become insolvent or bankrupt or subject to the provisions of the Winding-Up and Restructuring Act (Canada), if we go into liquidation either voluntarily or under an order of a court of competent jurisdiction, or if we otherwise acknowledge our insolvency. We refer to such an event under the Indenture as an “event of default”. For certainty, none of (i) the non-payment of principal or interest on the Notes, (ii) the non-performance of any other covenant of the Bank in the Indenture or (iii) the occurrence of a Trigger Event shall constitute an event of default under the Indenture.

The occurrence of an event of default is a Recourse Event for which the sole remedy of holders of the Notes shall be delivery of the Limited Recourse Trust Assets to the holders of the Notes. See “– Limited Recourse”. The Indenture provides that, notwithstanding any other provision of the Indenture, the delivery of the applicable Limited Recourse Trust Assets to holders of the Notes will exhaust all remedies of such holders including in connection with any event of default.

There will be no right of acceleration in the event of a non-payment of principal or interest or a failure or breach in the performance of any other covenant of the Bank, although legal action could be brought to enforce such covenant, provided that, in the case of non-payment of principal or interest, the sole remedy for any such claims against the Bank shall be recourse to the applicable Limited Recourse Trust Assets. See “– Limited Recourse”.

Holders of a majority of the outstanding principal amount of the Notes then outstanding under the Indenture may, by resolution, direct and control the actions of the trustee or of any holder of Notes who brings an action after the failure of the trustee to act in any proceedings against the Bank. The trustee must, within 30 days of becoming aware of an event of default, give notice to the holders of the Notes unless the trustee reasonably determines that the withholding of notice of a continuing default is in the best interests of the holders.

A resolution or order for winding-up the Bank, with a view to its consolidation, amalgamation or merger with another entity or the transfer of its assets as an entirety to another entity, does not entitle a holder of Notes to demand payment of principal prior to maturity.

Limited Recourse

In the event of a non-payment by the Bank of the principal amount of, interest on or redemption price for the Notes when due, the sole remedy of holders of Notes shall be the delivery of the assets held by Computershare Trust Company of Canada, as trustee (the “Limited Recourse Trustee”) of Leo LRCN Limited Recourse Trust (the “Limited Recourse Trust”) from time to time (“Limited Recourse Trust Assets”) in respect of the Notes.

The Limited Recourse Trust is a trust established under the laws of Manitoba, governed by an amended and restated declaration of trust, dated as of July 28, 2020, as amended by a first amendment to the amended and restated declaration of trust, dated as of April 15, 2024 (as may be further amended or restated from time to time, the “Limited Recourse Trust Declaration”) between the Bank, as settlor and beneficiary, and the Limited Recourse Trustee. The Limited Recourse Trust’s objective is to acquire and hold the Limited Recourse Trust Assets in accordance with the terms of the Limited Recourse Trust Declaration. The Limited Recourse Trust Assets in respect of the Notes will be held for the benefit of the Bank to satisfy the Bank’s obligations under the Indenture for the benefit of the holders of Notes. The Limited Recourse Trustee may hold trust assets in respect of more than one series of limited recourse capital notes of the Bank, in which case the Limited Recourse Trustee will hold the trust assets for each such series of notes (including the Bank’s preferred shares) separate from the trust assets for any other series of such notes and shall deliver such trust assets only in respect of the relevant series of notes. The Limited Recourse Trust Assets in respect of the Notes may comprise of (i) Preferred Shares Series BX, (ii) Common Shares issuable upon an NVCC Automatic Conversion, (iii) cash from the redemption of Preferred Shares Series BX, or (iv) any combination thereof, depending on the circumstances. On the closing of the offering of the Notes, the Limited Recourse Trust Assets in respect of the Notes shall consist of     Preferred Shares Series BX.

If a Recourse Event occurs, the Bank will, no later than one business day after the occurrence of such Recourse Event, notify the Limited Recourse Trustee of the occurrence of such Recourse Event. “Recourse Event” means any of the following: (i) there is non-payment by the Bank of the principal amount of the Notes, together with any accrued and unpaid interest, on the maturity date, (ii) a Failed Coupon Payment Date occurs, (iii) in connection with the redemption of the Notes, on the redemption date for such redemption, the Bank does not pay the applicable redemption price in cash, (iv) the occurrence of an event of default under the Indenture, or (v) the occurrence of a Trigger Event. “Failed Coupon Payment Date” means the fifth business day immediately following an interest payment date upon which the Bank does not pay interest on the Notes and has not cured such non-payment by subsequently paying such interest prior to such fifth business day.

Following receipt of a notice of a Recourse Event, the Limited Recourse Trustee and the Bank will cause the Limited Recourse Trust Assets in respect of the Notes to be delivered to the holders of Notes in accordance with the terms of the Limited Recourse Trust Declaration, provided that notwithstanding any other provision in the Limited Recourse Trust Declaration, the Bank reserves the right not to deliver Common Shares or Preferred Shares Series BX to any person whom the Bank or its transfer agent has reason to believe is an Ineligible Person (as defined below) or any person who, by virtue of that delivery, would become a Significant Shareholder (as defined below). In such circumstances, the Bank will hold, as agent for such persons, the Common Shares or Preferred Shares Series BX that would have otherwise been delivered to such persons and will attempt to facilitate the sale of such Common Shares or Preferred Shares Series BX to parties other than the Bank and its affiliates on behalf of such persons through a registered dealer to be retained by the Bank on behalf of such persons. Those sales (if any) may be made at any time and at any price. The Bank shall not be subject to any liability for failure to sell any such Common Shares or Preferred Shares Series BX on behalf of such persons or at any particular price on any particular day. The net proceeds received by the Bank from the sale of any such Common Shares or Preferred Shares Series BX will be divided among the applicable persons in proportion to the number of Common Shares or Preferred Shares Series BX that would otherwise have been delivered to them after deducting the costs of sale and any applicable withholding taxes.

Subject to the foregoing restrictions regarding Ineligible Persons and Significant Shareholders, (i) if the Limited Recourse Trust Assets consist of Preferred Shares Series BX at the time a Recourse Event occurs, the Bank will deliver, or cause the Limited Recourse Trustee to deliver, to each holder of Notes one Preferred Share Series BX for each $1,000 principal amount of Notes held, which shall be applied to the payment of the principal amount of the Notes, and such delivery of Preferred Shares Series BX will be each holder’s sole remedy against the Bank for repayment of the principal amount of the Notes and any accrued but unpaid interest thereon then due and payable, and (ii) upon the occurrence of a Recourse Event that is a Trigger Event, the Bank will deliver, or cause the Limited Recourse Trustee to deliver, to each holder of Notes that holder’s proportionate share of the Common Shares issued in connection with the Trigger Event. The number of Common Shares issuable in connection with the Trigger Event will be calculated based on a Share Value (as defined below) of $1,000. Such Common Shares shall be applied to the payment of the principal amount of the Notes, and such delivery of Common Shares will be each holder’s sole remedy against the Bank for repayment of the principal amount of the Notes and any accrued but unpaid interest thereon then due and payable. See “Redemption Upon Occurrence of Non-Viability Contingent Capital Trigger Event” below.

The Limited Recourse Trustee shall distribute the proceeds from the redemption of the Preferred Shares Series BX held by the Limited Recourse Trustee to the holders of the Notes.

The Limited Recourse Trust will continue until the earlier to occur of the following events: (a) no Notes (or any other limited recourse capital notes) are outstanding and held by a person other than the Bank; and (b) each of the Limited Recourse Trustee and the Bank elects in writing to terminate the Limited Recourse Trust and such termination is approved by the holders of the Notes in accordance with the terms of the Indenture and the holders of any other limited recourse capital notes in accordance with the terms of the indentures under which they are issued.

Any amendment or supplement to the Limited Recourse Trust Declaration for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Limited Recourse Trust Declaration (other than with respect to certain immaterial matters) requires the prior consent of the holders of the Notes in accordance with the terms of the Indenture and the holders of any other limited recourse capital notes in accordance with the terms of the indentures under which they are issued.

By acquiring any Note, each holder irrevocably acknowledges and agrees with, and for the benefit of, the Bank and the trustee that the delivery of the applicable Limited Recourse Trust Assets to a holder of the Notes shall exhaust all remedies of such holder under the Notes including in connection with any event of default. All claims of a holder of the Notes against the Bank shall be extinguished upon receipt by such holder of the applicable Limited Recourse Trust Assets. If the Bank does not deliver, or fails to cause the Limited Recourse Trustee to deliver, the applicable Limited Recourse Trust Assets to a holder of the Notes, the sole remedy of such holder for any claims against the Bank shall be recourse to the applicable Limited Recourse Trust Assets. The delivery of Limited Recourse Trust Assets to the holders of the Notes shall be deemed to be in full satisfaction of the Notes and shall extinguish all claims of such holder against the Bank. In case of any shortfall resulting from the value of the Limited Recourse Trust Assets being less than the principal amount of and any accrued and unpaid interest on the Notes, all losses arising from such shortfall shall be borne by the holders of the Notes.

The Bank has entered into an agreement (the “RBC Indemnity Agreement”) to indemnify the Limited Recourse Trustee against certain claims, liabilities, losses and damages suffered by the Limited Recourse Trustee in connection with acting as trustee of the Limited Recourse Trust. The Limited Recourse Trustee has agreed to exercise and exhaust all its remedies against the Bank under the RBC Indemnity Agreement prior to exercising any rights of indemnity under the Limited Recourse Trust Declaration. Provided that the Limited Recourse Trustee has so exercised and exhausted its rights under the RBC Indemnity Agreement, the Limited Recourse Trustee will be indemnified and saved harmless by the Limited Recourse Trust Assets from and against all claims, liabilities, losses, damages, penalties, actions, suits, demands, levies, expenses and disbursements including, without limitation, any and all reasonable legal and adviser fees and disbursements, whether groundless or otherwise, including costs (including legal costs on a solicitor and client basis), charges and expenses in connection therewith, brought, commenced or prosecuted against it for or in respect of any act, deed, matter or thing whatsoever made, done, acquiesced in or omitted in or about or in relation to the execution of its duties as Limited Recourse Trustee and also from and against all other costs (including legal costs on a solicitor and client basis), charges, and expenses which it sustains or incurs in or about or in relation to the affairs of the Limited Recourse Trust, except such as may be incurred as a result of the willful misconduct, gross negligence, fraud or bad faith of the Limited Recourse Trustee.

Redemption

Automatic Redemption on Redemption of Preferred Shares Series BX

Upon redemption by the Bank of the Preferred Shares Series BX held in the Limited Recourse Trust in accordance with the terms of such shares, outstanding Notes with an aggregate principal amount equal to the aggregate face amount of Preferred Shares Series BX redeemed by the Bank shall automatically and immediately be redeemed, without any action on the part of, or the consent of, the holders of such Notes, for a cash amount equal to the principal amount of the Notes being redeemed together with accrued and unpaid interest to, but excluding, the date of redemption. The Limited Recourse Trust shall distribute the proceeds from the redemption of the Preferred Shares Series BX held by the Limited Recourse Trustee to the holders of the Notes in partial satisfaction of such redemption price and the Bank shall be required to fund the balance, in an amount equal to the difference, if any, between the redemption price for the Notes (inclusive of accrued and unpaid interest to the redemption date) and the redemption proceeds with respect to the Preferred Shares Series BX. For certainty, to the extent that, in accordance with the terms of the Indenture, the Bank has immediately prior to or concurrently with such redemption of Preferred Shares Series BX redeemed or purchased for cancellation outstanding Notes with an aggregate principal amount equal to the aggregate face amount of Preferred Shares Series BX being redeemed, such requirement to redeem a corresponding number of Notes shall be deemed satisfied. See “Description of Preferred Shares Series BX – Redemption” below for a description of the circumstances under which the Preferred Shares Series BX may be redeemed by the Bank.

Redemption for Capital or Tax Reasons

We may, with the prior written approval of the Superintendent and without the consent of the holders of the Notes, redeem all (but not less than all) of the Notes at any time upon at least 10 days and not more than 60 days prior written notice on or within 90 days following a regulatory event date or a tax event date. Any such redemption may not occur before the relevant regulatory event date or tax event date, but may occur on or after such regulatory event date or tax event date, as the case may be.

A “regulatory event date” means the date specified in a letter from the Superintendent to the Bank on which the Notes will no longer be recognized in full as eligible “Additional Tier 1 capital” or will no longer be eligible to be included in full as risk-based “Total Capital” on a consolidated basis under the guidelines for capital adequacy requirements for banks in Canada as interpreted by the Superintendent.

A “tax event date” means the date on which the Bank has received an opinion of independent counsel of a nationally recognized law firm in Canada (who may be counsel to the Bank) to the effect that, (a) as a result of (i) any amendment to, clarification of, or change (including any announced prospective change) in, the laws, or any regulations thereunder, of Canada or any political subdivision or taxing authority thereof or therein, affecting taxation, (ii) any judicial decision, administrative pronouncement, published or private ruling, regulatory procedure, rule, notice, announcement, assessment or reassessment (including any notice or announcement of intent to adopt or issue such decision, pronouncement, ruling, procedure, rule, notice, announcement, assessment or reassessment) (collectively, an “Administrative Action”) or (iii) any amendment to, clarification of, or change in, the official position with respect to or the interpretation of any Administrative Action or any interpretation or pronouncement that provides for a position with respect to such Administrative Action that differs from the theretofore generally accepted position, in each case, by any legislative body, court, governmental authority or agency, regulatory body or taxing authority, irrespective of the manner in which such amendment, clarification, change, Administrative Action, interpretation or pronouncement is made known, which amendment, clarification, change or Administrative Action is effective or which interpretation, pronouncement or Administrative Action is announced on or after the date of issue of the Notes, there is more than an insubstantial risk (assuming any proposed or announced amendment, clarification, change, interpretation, pronouncement or Administrative Action is effective and applicable) that the Bank or the Limited Recourse Trust is, or may be, subject to more than a de minimis amount of additional taxes, duties or other governmental changes or civil liabilities because the treatment of any of its items of income, taxable income, expense, taxable capital or taxable paid-up capital with respect to the Notes or the Preferred Shares Series BX (including dividends thereon) or other Limited Recourse Trust Assets or the Limited Recourse Trust, as or as would be reflected in any tax return or form filed, to be filed, or otherwise could have been filed, will not be respected by a taxing authority; or (b) as a result of (i) any change (including any announced prospective change) in or amendment to the laws (or any regulations or rulings promulgated thereunder) of Canada (or the jurisdiction of organization of the successor to the Bank) or of any political subdivision or taxing authority thereof or therein affecting taxation, or any change in official position regarding the application or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction), which change or amendment is announced or becomes effective on or after the date of issue of the Notes (or, in the case of a successor to the Bank, after the date of succession), the Bank (or its successor) has become or would become obligated to pay (assuming, in the case of any announced prospective change, that such announced change will become effective as of the date specified in such announcement and in the form announced), on the next succeeding date on which interest is due, Additional Amounts with respect to the Notes; or (ii) on or after the date of issue of the Notes (or, in the case of a successor to the Bank, after the date of succession), any action having been taken by any taxing authority of, or any decision having been rendered by a court of competent jurisdiction in, Canada (or the jurisdiction of organization of the successor to the Bank) or any political subdivision or taxing authority thereof or therein, including any of those actions specified in clause (b)(i) above, whether or not such action was taken or decision was rendered with respect to the Bank (or its successor), or any change, amendment, application or interpretation having been officially proposed, the Bank (or its successor) would become obligated to pay (assuming that such change, amendment, application, interpretation or action is applied to the Notes by the taxing authority and that, in the case of any announced prospective change, such announced change will become effective as of the date specified in such announcement and in the form announced), on the next succeeding date on which interest is due, Additional Amounts with respect to the Notes; provided that in any such case of clause (b)(i) or (ii), the Bank (or its successor), in its business judgment, determines that such obligation cannot be avoided by the use of reasonable measures available to it (or its successor).

If we redeem the Notes because of the occurrence of a regulatory event date or tax event date, we will do so at a redemption price per Note equal to the principal amount of the Note together with accrued and unpaid interest to the date of redemption.

Redemption Upon Occurrence of Non-Viability Contingent Capital Trigger Event

Upon the occurrence of a Recourse Event that is a Trigger Event, each Preferred Share Series BX will be automatically converted, without the consent of the holders of the Notes, the Limited Recourse Trustee or the trustee, into Common Shares pursuant to an NVCC Automatic Conversion (as defined below), and immediately following such NVCC Automatic Conversion, each outstanding Note will automatically and immediately be redeemed, on a full and permanent basis, without any action on the part of, or the consent of, the holders of Notes, for the same number of Common Shares into which the Preferred Shares Series BX converted pursuant to such NVCC Automatic Conversion (a “Trigger Event Redemption”).

Fractions of Common Shares will not be issued or delivered pursuant to a Trigger Event Redemption and no cash payment will be made in lieu of a fractional Common Share. Notwithstanding any other provision of the Notes, the redemption of the Notes in connection with an NVCC Automatic Conversion shall not be an event of default and the only consequence of a Trigger Event and the resulting Trigger Event Redemption under the provisions of the Notes will be the redemption of the Notes for Limited Recourse Trust Assets (being Common Shares). Upon a Trigger Event Redemption, the principal amount of the Notes, together with any accrued but unpaid interest on the Notes, will be deemed paid in full by the delivery of the Limited Recourse Trust Assets (being Common Shares) and the holders of Notes shall have no further rights and the Bank shall have no further obligations under the Indenture. Upon a Trigger Event Redemption, each holder of Notes will receive the number of Common Shares in proportion to the principal amount of the outstanding Notes held by such holder (any accrued and unpaid interest will not be taken into account).

Upon an NVCC Automatic Conversion, the Bank reserves the right not to deliver some or all, as applicable, of the Common Shares issuable thereupon to any Ineligible Person or any person who, by virtue of the operation of the NVCC Automatic Conversion, would become a Significant Shareholder through the acquisition of Common Shares. In such circumstances, the Bank will hold, as agent for such persons, the Common Shares that would have otherwise been delivered to such persons and will attempt to facilitate the sale of such Common Shares to parties other than the Bank and its affiliates on behalf of such persons through a registered dealer to be retained by the Bank on behalf of such persons. Those sales (if any) may be made at any time and at any price. The Bank will not be subject to any liability for failure to sell such Common Shares on behalf of such persons or at any particular price on any particular day. The net proceeds received by the Bank from the sale of any such Common Shares will be divided among the applicable persons in proportion to the number of Common Shares that would otherwise have been delivered to them upon the NVCC Automatic Conversion after deducting the costs of sale and any applicable withholding taxes. For the purposes of the foregoing:

•

“Ineligible Person” means (i) any person whose address is in, or whom the Bank or its transfer agent has reason to believe is a resident of, any jurisdiction outside Canada or the United States of America to the extent that the issuance by the Bank or delivery by its transfer agent to that person, of Preferred Shares Series BX or, pursuant to an NVCC Automatic Conversion, of Common Shares would require the Bank to take any action to comply with securities, banking or analogous laws of that jurisdiction, and (ii) any person to the extent that the issuance by the Bank or delivery by its transfer agent to that person, of Preferred Shares Series BX or, pursuant to an NVCC Automatic Conversion, of Common Shares would cause the Bank to be in violation of any law to which the Bank is subject.

•

“Significant Shareholder” means any person who beneficially owns directly, or indirectly through entities controlled by such person or persons associated with or acting jointly or in concert with such person, a percentage of the total number of outstanding shares of a class of the Bank that is in excess of that permitted by the Bank Act.

At any time prior to a Trigger Event, in the event of our liquidation, dissolution or winding-up, the Limited Recourse Trustee and the Bank will cause the Limited Recourse Trust Assets in respect of the Notes to be delivered to the holders of Notes in accordance with the terms of the Limited Recourse Trust Declaration. See “– Limited Recourse”. If a Trigger Event has occurred, all Notes will have been redeemed for Limited Recourse Trust Assets, being, at such time, Common Shares which will rank on parity with all other Common Shares.

Automatic Redemption on Failed Coupon Payment Date

If a Failed Coupon Payment Date occurs, a Recourse Event will have occurred and, on the Failed Coupon Payment Date, the Notes shall automatically and immediately be redeemed, without any action on the part of, or the consent of, the holders of Notes, for a cash amount equal to the principal amount of the Notes together with accrued and unpaid interest to, but excluding, the Failed Coupon Payment Date. If the Bank does not pay the applicable redemption price in cash under such circumstances, our obligation to pay the redemption price will be satisfied by our delivery of the Limited Recourse Trust Assets. See “– Limited Recourse”.

Restrictions on Redemption

The Bank will not redeem the Notes under any circumstances if such redemption would, directly or indirectly, result in the Bank’s breach of any provision of the Bank Act or the OSFI Capital Adequacy Requirements (CAR) Guideline.

Purchase for Cancellation

In addition, we may (subject to the approval of the Superintendent) purchase Notes in the market or by tender or by private contract at such price or prices and upon such terms and conditions as we in our absolute discretion may determine, subject, however, to any applicable law restricting the purchase of Notes.

In the event of either a redemption of Notes or a purchase of Notes, the Bank will, in either case, cancel any Notes so redeemed or purchased, as the case may be.

No Restriction on Other Indebtedness

The Bank may create, issue or incur any other Indebtedness which, in the event of the insolvency or winding-up of the Bank, would rank in right of payment in priority to, equally with, or subordinate to the Notes.

Mergers and Similar Events

Under the Indenture, we are generally permitted to merge, amalgamate, consolidate or otherwise combine with another entity. We are also permitted to convey, transfer or lease substantially all of our assets to another entity. However, we may not take any of these actions unless all the following conditions are met:

•

when we merge, amalgamate, consolidate or otherwise combine with, or convey, transfer or lease substantially all of our assets, the surviving, resulting or acquiring entity must be a corporation, partnership or trust, must be organized and validly existing and must be legally responsible for the Notes, whether by agreement, operation of law or otherwise;

•

the merger, amalgamation, consolidation or other combination, or conveyance, transfer or lease of assets must not cause an event of default, including any event which, after notice or lapse of time or both, would become an event of default, on the Notes; and

•	we have delivered an officer’s certificate and a legal opinion to the trustee stating that such transaction complies with the Indenture.

If the conditions described above are satisfied with respect to the Notes, we will not need to obtain the approval of the holders of the Notes in order to merge, amalgamate or consolidate or to sell or lease our assets. Also, these conditions will apply only if we wish to merge, amalgamate or consolidate with another entity or sell substantially all of our assets to another entity. We will not need to satisfy these conditions if we enter into other types of transactions, including any transaction in which we acquire the stock or assets of another entity, any transaction that involves a change of control but in which we do not merge or consolidate and any transaction in which we sell or lease less than substantially all of our assets. It is possible that this type of transaction may result in a reduction in our credit ratings or market perceptions about our credit ratings, may negatively affect our operating results or may impair our financial condition. Holders of the Notes, however, will have no approval right with respect to any transaction of this type.

Modification and Waiver of the Notes

There are three types of changes we can make to the Indenture and the Notes.

Changes Requiring Approval of All Holders. First, there are changes that cannot be made to the Indenture or the Notes without specific approval of each holder of the Notes. The following is a list of those types of changes:

•	a change in the stated maturity date or Interest Payment Dates of the Notes;

•	a reduction of the principal amount of, or rate of interest on, the Notes;

•	a reduction of the amount payable upon a redemption of the Notes;

•	a change in the currency of payment on the Notes;

•	a change in the place of payment for the Notes;

•	an impairment of a holder’s right to sue for payment;

•	a reduction of the percentage in principal amount of Notes the consent of whose holders is needed to modify or amend the Indenture;

•	a reduction of the percentage in principal amount of Notes the consent of whose holders is needed to waive compliance with certain provisions of the Indenture or to waive certain defaults; or

•	a modification of any other aspect of the provisions dealing with modification and waiver of the Indenture.

In addition, a modification of certain provisions of, or termination of, the Limited Recourse Trust Declaration requires the specific approval of each holder of the Notes.

Changes Requiring a Majority Vote. The second type of change to the Indenture or the Notes requires a vote in favor by holders of Notes owning not less than a majority of the outstanding principal amount of the Notes.

Most changes not requiring the approval of all holders fall into this category, except for clarifying changes and certain other changes that would not adversely affect in any material respect holders of the Notes. We may not modify the subordination provisions of the Indenture in a manner that would adversely affect in any material respect the outstanding Notes without the consent of the holders of a majority of the outstanding principal amount of the Notes.

Changes Not Requiring Approval. The third type of change to the Indenture or the Notes does not require any vote by holders of Notes. This type is limited to clarifications and certain other changes that would not adversely affect in any material respect holders of the Notes.

Notes will not be considered outstanding, and therefore not eligible to vote, if we have given a notice of redemption and deposited or set aside in trust for the holders of Notes money for the redemption of the Notes.

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding Notes that are entitled to vote or take other action under the Indenture. In certain limited circumstances, the trustee will be entitled to set a record date for action by holders. We or the trustee, as applicable, may shorten or lengthen this period from time to time. This period, however, may not extend beyond the 180th day after the record date for the action.

In addition to the aforementioned approvals, we will not without, but may from time to time with, the consent of the Superintendent, make any change to the Indenture which might affect the classification afforded the Notes from time to time for capital adequacy requirements pursuant to the Bank Act and the regulations and guidelines thereunder, including the OSFI Capital Adequacy Requirements (CAR) Guideline, as may be amended from time to time.

Additional Amounts

We will pay any amounts to be paid by us on the Notes without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Canadian taxes”) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of Canada or any Canadian political subdivision or authority that has the power to tax, unless the deduction or withholding is required by law or by the interpretation or administration thereof by the relevant governmental authority. At any time a Canadian taxing jurisdiction requires us to deduct or withhold for or on account of Canadian taxes from any payment made under or in respect of the Notes, we will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amounts received by each holder (including Additional Amounts), after such deduction or withholding, shall not be less than the amount the holder would have received had no such deduction or withholding been required.

However, no Additional Amounts will be payable with respect to a payment made to a holder of a Note, or of a right to receive payment in respect thereto (a “Payment Recipient”), which we refer to as an “Excluded Holder,” in respect of any Canadian taxes imposed because the beneficial owner or Payment Recipient:

(i) is someone with whom we do not deal at arm’s length (within the meaning of the Tax Act) at the time of making such payment;

(ii) is subject to such Canadian taxes by reason of its being connected presently or formerly with Canada or any province or territory thereof other than by reason of the holder’s activity in connection with purchasing such Note, the holding of such Note or the receipt of payments thereunder;

(iii) is, or does not deal at arm’s length with a person who is, a “specified shareholder” (as defined in subsection 18(5) of the Tax Act) of the Bank;

(iv) is subject to such Canadian taxes by reason of its being an entity in respect of which the Bank is a “specified entity” (as defined in subsection 18.4(1) of the Tax Act);

(v) presents such Note for payment (where presentation is required) more than 30 days after the relevant date (except to the extent that the holder thereof would have been entitled to such Additional Amounts on presenting a Note for payment on the last day of such 30 day period); for this purpose, the “relevant date” in relation to any payments on any Note means:

(a) the due date for payment thereof, or

(b) if the full amount of the monies payable on such date has not been received by the trustee on or prior to such due date, the date on which the full amount of such monies has been received and notice to that effect is given to holders of the Notes in accordance with the Supplemental Indenture;

(vi) could lawfully avoid (but has not so avoided) such withholding or deduction by complying, or requiring that any agent comply with, any statutory requirements necessary to establish qualification for an exemption from withholding or by making, or requiring that any agent make, a declaration of non-residence or other similar claim for exemption to any relevant tax authority; or

(vii) is subject to deduction or withholding on account of any tax, assessment, or other governmental charge that is imposed or withheld by reason of the application of Sections 1471 through 1474 of the United States Internal Revenue Code of 1986 (or any successor provisions), any regulation, pronouncement, or agreement thereunder, official interpretations thereof, or any law implementing an intergovernmental approach thereto, whether currently in effect or as published and amended from time to time.

For the avoidance of doubt, we will not have any obligation to pay any holders Additional Amounts on any Canadian tax which is payable otherwise than by deduction or withholding from payments made under or in respect of the Notes.

We will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. We will furnish to the trustee, within 30 days after the date the payment of any Canadian taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made or other evidence of such payment satisfactory to the trustee. We will indemnify and hold harmless each holder of Notes (other than an Excluded Holder) and upon written request reimburse each such holder for the amount of (x) any Canadian taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the Notes, and (y) any Canadian taxes levied or imposed and paid by such holder with respect to any reimbursement under (x) above, but excluding any such Canadian taxes on such holder’s net income or capital.

DESCRIPTION OF PREFERRED SHARES SERIES BX

Concurrently with the closing of the offering of the Notes, the Preferred Shares Series BX will be issued as a series of First Preferred Shares of the Bank to the Limited Recourse Trustee to be held in accordance with the terms of the Limited Recourse Trust Declaration. See “Description of First Preferred Shares” in the prospectus.

Defined Terms

The following definitions are relevant to the Preferred Shares Series BX:

“Annual Fixed Dividend Rate” means, for any Subsequent Fixed Rate Period, the rate (expressed as a percentage rounded to the nearest one hundred–thousandth of one percent (with 0.000005% being rounded up)) equal to the U.S. Treasury Rate on the applicable Fixed Rate Calculation Date plus    %.

“board of directors” means the board of directors of the Bank.

A “business day” means any day other than a Saturday or Sunday or a day on which banking institutions in the City of New York and the City of Toronto are authorized or required by law or executive order to close.

“Calculation Agent” means the Bank or its designee.

“Canadian Dollar Equivalent” means the Canadian dollar equivalent of U.S. dollars using the spot exchange rate as of 4:30 p.m. New York City time on    , 2024.

“Fixed Period End Date” means     and each    every fifth year thereafter.

“Fixed Rate Calculation Date” means, for any Subsequent Fixed Rate Period, the business day prior to the first day of such Subsequent Fixed Rate Period.

“H.15 Daily Update” means the daily update of H.15 available through the worldwide website of the Board of Governors of the Federal Reserve System, at http://www.federalreserve.gov/releases/h15, or any successor site or publication.

“Initial Annual Fixed Dividend Rate” means, for the Initial Fixed Rate Period, the rate equal to the interest rate per annum on the Notes in effect as of the Transfer Date, provided that if the Transfer Date is on or after the Maturity Date, it means the rate (expressed as a percentage rounded to the nearest one hundred-thousandth of one percent (with 0.000005% being rounded up)) equal to the U.S. Treasury Rate on the business day prior to the Maturity Date (and in such case, for purposes of the definition of U.S. Treasury Rate, such day shall be deemed to be a “Fixed Rate Calculation Date” and such Initial Fixed Rate Period shall be deemed to be a “Subsequent Fixed Rate Period”), plus    %.

“Initial Fixed Rate Period” means, (i) if the Transfer Date is prior to    , 2034, the period from and including the Transfer Date to, but excluding,    , 2034 and (ii) if the Transfer Date is on or after    , 2034, the period from and including the Transfer Date, to but excluding the first Fixed Period End Date following the Transfer Date.

“Initial Reset Date” means, (i) if the Transfer Date is prior to     , 2034,     , 2034, and (ii) if the Transfer Date is on or after     , 2034, the first Fixed Period End Date following the Transfer Date.

“Maturity Date” has the meaning given to such term in the Supplemental Indenture.

“Subsequent Fixed Rate Period” means the period from and including the Initial Reset Date to, but excluding, the next Fixed Period End Date and each five year period thereafter from and including such Fixed Period End Date to, but excluding, the next Fixed Period End Date.

“Transfer Date” means the date on which all the Preferred Shares Series BX are delivered to the holders of the Notes in accordance with the terms of the Supplemental Indenture and the Limited Recourse Trust Declaration.

The “U.S. Treasury Rate” means, as at a Fixed Rate Calculation Date, the rate per annum equal to: the average of the yields on actively traded U.S. treasury securities adjusted to constant maturity, for five-year maturities, for the five business days immediately preceding the applicable Fixed Rate Calculation Date appearing under the caption “Treasury Constant Maturities” in the most recently published statistical release designated H.15 Daily Update or any successor publication which is published by the Federal Reserve Board, as determined by the Calculation Agent in its sole discretion.

If no calculation is provided as described above, then the Calculation Agent, after consulting such sources as it deems comparable to the foregoing calculation, or any such source as it deems reasonable from which to estimate the five-year treasury rate, shall determine the U.S. Treasury Rate in its sole discretion, provided that if the Calculation Agent determines there is an industry-accepted successor five-year treasury rate, then the Calculation Agent shall use such successor rate. If the Calculation Agent has determined a substitute or successor base rate in accordance with the foregoing, the Calculation Agent in its sole discretion may determine the business day convention, the definition of business day and the Fixed Rate Calculation Date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the five-year treasury rate, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate.

If such rate cannot be determined as described above, then (i) the U.S. Treasury Rate will be determined by the Bank or our designee by interpolation between the most recent weekly average yield to maturity for two series of U.S. treasury securities trading in the public securities market, (1) one maturing as close as possible to, but earlier than, the first day of the Subsequent Fixed Rate Period following the next following Fixed Rate Calculation Date, and (2) the other maturing as close as possible to, but later than, the first day of the Subsequent Fixed Rate Period following the next following Fixed Rate Calculation Date, in each case, appearing under the caption “Treasury Constant Maturities” in the most recent published statistical release designated H.15 Daily Update or any successor publication which is published by the U.S. Federal Reserve Board of Governors; or (ii) if the calculation described in clause (i) cannot be determined, then the U.S. Treasury Rate will be the same rate as determined for the prior Fixed Rate Calculation Date, provided, however, that in the case of the Initial Reset Date, the dividend rate on the Preferred Shares will be the Initial Annual Fixed Dividend Rate or in the case of a determination of the Initial Annual Fixed Dividend Rate if the Transfer Date is on or after the Maturity Date, the dividend rate on the Preferred Shares will be the interest rate per annum on the Notes in effect as of the business day prior to the Maturity Date.

Issue Price

The issue price per Preferred Share Series BX is $1,000, which will be satisfied by the payment by the Limited Recourse Trustee of the Canadian Dollar Equivalent thereof.

Dividends

Prior to the Transfer Date, the holders of the Preferred Shares Series BX shall not be entitled to receive dividends.

Following the Transfer Date, during the Initial Fixed Rate Period, the holders of the Preferred Shares Series BX will be entitled to receive fixed rate non-cumulative preferential cash dividends, as and when declared by the board of directors, subject to the provisions of the Bank Act, payable quarterly on    ,    ,     and     in each year, in an amount per share per annum determined by multiplying the applicable Initial Annual Fixed Dividend Rate by $1,000; provided that, whenever it is necessary to compute any dividend amount in respect of the Preferred Shares Series BX for a period of less than one full quarterly dividend period, such dividend amount shall be calculated on the basis of the actual number of days in the period and a year of 365 days.

During each Subsequent Fixed Rate Period, the holders of the Preferred Shares Series BX will be entitled to receive fixed rate non-cumulative preferential cash dividends, as and when declared by the board of directors, subject to the provisions of the Bank Act, payable quarterly on    ,    ,     and     in each year, in an amount per share per annum determined by multiplying the Annual Fixed Dividend Rate applicable to such Subsequent Fixed Rate Period by $1,000.

The Bank will determine the Annual Fixed Dividend Rate applicable to a Subsequent Fixed Rate Period on the Fixed Rate Calculation Date. Such determination will, in the absence of manifest error, be final and binding upon the Bank and all holders of Preferred Shares Series BX. The Bank will, on the relevant Fixed Rate Calculation Date, give notice of the Annual Fixed Dividend Rate for the ensuing Subsequent Fixed Rate Period to the registered holders of Preferred Shares Series BX.

If the board of directors does not declare a dividend, or any part thereof, on the Preferred Shares Series BX on or before the dividend payment date therefor, then the rights of the holders of the Preferred Shares Series BX to such dividend, or to any part thereof, will be extinguished.

We are restricted under the Bank Act from paying dividends on the Preferred Shares Series BX in certain circumstances. See “Bank Act Restrictions” in the prospectus.

Redemption

Except as noted below, the Preferred Shares Series BX will not be redeemable prior to    , 2034. Subject to the provisions of the Bank Act (see “Bank Act Restrictions” below), the prior written approval of the Superintendent and the provisions described below under “Restriction on Dividends and Retirement of Shares”, on    , 2034 and on each    ,    ,     and     thereafter, we may redeem all (or, if on or after the Transfer Date, all or any part) of the outstanding Preferred Shares Series BX at our option. If the Preferred Shares Series BX are redeemed before the Transfer Date, the redemption price per share will be an amount in cash for each share redeemed of the Canadian Dollar Equivalent (as defined herein) of $1,000. If the Preferred Shares Series BX are redeemed on or after the Transfer Date, the redemption price per share will be an amount in cash of $1,000 per share so redeemed together with declared and unpaid dividends to, but excluding, the redemption date.

Upon the occurrence of a Special Event Date before the Transfer Date, with the prior written approval of the Superintendent, the Bank may, at its option, at any time within 90 days following a Special Event Date, redeem the Preferred Shares Series BX, in whole but not in part, by the payment of an amount in cash for each share redeemed of the Canadian Dollar Equivalent of $1,000 (a “Special Event Redemption”), and apply the proceeds of such redemption towards the redemption of the Notes. “Special Event Date” means a regulatory event date or a tax event date.

If at any time before the Transfer Date the Bank, with the prior written approval of the Superintendent, purchases Notes, in whole or in part, by tender offer, open market purchases, negotiated transactions or otherwise, for cancellation, then, with the prior written approval of the Superintendent, the Bank will redeem such number of Preferred Shares Series BX with an aggregate face amount equal to the aggregate principal amount of Notes purchased for cancellation by the Bank, by the payment of an amount in cash for each share redeemed of the Canadian Dollar Equivalent of $1,000, and apply the proceeds of such redemption towards the purchase of the Notes.

Concurrently with or upon the maturity of the Notes, with the prior written approval of the Superintendent, the Bank may redeem all but not less than all of the outstanding Preferred Shares Series BX, at the Bank’s option, by the payment of an amount in cash for each share redeemed of the Canadian Dollar Equivalent of $1,000, and apply the proceeds of such redemption towards the repayment of the aggregate principal amount of and any accrued and unpaid interest on the Notes.

We will give notice of any redemption (other than a redemption that is a Special Event Redemption) to registered holders not more than 60 days and not less than 10 days prior to the redemption date. We will give notice of any Special Event Redemption to registered holders not more than 60 and not less than 10 days prior to the redemption date.

Where, on or after the Transfer Date, a part only of the then outstanding Preferred Shares Series BX is at any time to be redeemed, the Preferred Shares Series BX to be redeemed will be redeemed pro rata disregarding fractions, or in such other manner as our board of directors determines.

The Bank will not redeem the Notes under any circumstances if such redemption would, directly or indirectly, result in the Bank’s breach of any provision of the Bank Act or the OSFI Capital Adequacy Requirements (CAR) Guideline.

Purchase for Cancellation

Subject to the provisions of the Bank Act, the provisions described below under “Restriction on Dividends and Retirement of Shares” and the prior written approval of the Superintendent, from and after the Transfer Date, we may at any time, by private contract or in the market or by tender, purchase for cancellation any Preferred Shares Series BX at the lowest price or prices at which in the opinion of our board of directors such shares are obtainable.

Conversion Upon Occurrence of a Non-Viability Contingent Capital Trigger Event

Upon the occurrence of a Trigger Event (as defined below), each outstanding Preferred Share Series BX will automatically and immediately be converted, on a full and permanent basis, into a number of Common Shares equal to (Multiplier x Share Value) ÷ Conversion Price (rounding down, if necessary, to the nearest whole number of Common Shares) (an “NVCC Automatic Conversion”). For the purposes of the foregoing:

“Conversion Price” means the greater of (i) C$5 (which price is subject to adjustment in the event of (a) the issuance of Common Shares or securities exchangeable for or convertible into Common Shares to all holders of Common Shares as a stock dividend, (b) the subdivision, redivision or change of Common Shares into a greater number of Common Shares, or (c) the reduction, combination or consolidation of the Common Shares into a lesser number of shares), and (ii) the Current Market Price of the Common Shares. The adjustment shall be computed to the nearest one-tenth of one cent provided that no adjustment of the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least 1.000% of the Conversion Price then in effect.

“Current Market Price” of the Common Shares, in connection with a Trigger Event, means the volume weighted average trading price in Canadian dollars of the Common Shares on the Toronto Stock Exchange (“TSX”), if such shares are then listed on the TSX, for the 10 consecutive trading days ending on the trading day preceding the date of the Trigger Event. If the Common Shares are not then listed on the TSX, for the purpose of the foregoing calculation reference shall be made to the principal securities exchange or market on which the Common Shares are then listed or quoted or, if no such trading prices are available, “Current Market Price” shall be the fair value of the Common Shares as reasonably determined by the board of directors of the Bank, expressed in Canadian dollars. If the Common Shares on such principal securities exchange or market are only traded in U.S. dollars or another foreign currency, for the purpose of the foregoing calculation, the trading price shall be converted into Canadian dollars on the basis of the closing exchange rate between Canadian dollars and U.S. dollars or the relevant foreign currency (in Canadian dollars per U.S. dollar or relevant foreign currency) reported by the Bank of Canada on the date immediately preceding the date of the Trigger Event (or if not available on such date, the date on which such closing rate was last available prior to such date). If such exchange rate is no longer reported by the Bank of Canada, the relevant exchange rate for calculating the trading price in Canadian dollars shall be the simple average of the closing exchange rates between Canadian dollars and U.S. dollars or the relevant foreign currency (in Canadian dollars per U.S. dollar or relevant foreign currency) quoted at approximately 4:00 p.m., New York City time, on such date by three major banks selected by the Bank.

“Multiplier” means 1.0.

“Share Value” means $1,000 plus declared and unpaid dividends as at the date of the Trigger Event expressed in Canadian dollars. In determining the Share Value of any Preferred Share, the face amount thereof and any declared and unpaid dividends thereon shall be converted from U.S. dollars into Canadian dollars on the basis of the closing exchange rate between Canadian dollars and U.S. dollars (in Canadian dollars per U.S. dollar) reported by the Bank of Canada on the date immediately preceding the date of the Trigger Event (or if not available on such date, the date on which such closing rate was last available prior to such date). If such exchange rate is no longer reported by the Bank of Canada, the relevant exchange rate for calculating the Share Value in Canadian dollars shall be the simple average of the closing exchange rates between Canadian dollars and U.S. dollars (in Canadian dollars per U.S. dollar) quoted at approximately 4:00 p.m., New York City time, on such date by three major banks selected by the Bank.

“Trigger Event” has the meaning set out in the OSFI Capital Adequacy Requirements (CAR) Guideline, Chapter 2 – Definition of Capital, effective November 2023, as such term may be amended or superseded by OSFI from time to time, which term currently provides that each of the following constitutes a Trigger Event:

•

the Superintendent publicly announces that the Bank has been advised, in writing, that the Superintendent is of the opinion that the Bank has ceased, or is about to cease, to be viable and that, after the conversion or write-off, as applicable, of all contingent instruments and taking into account any other factors or circumstances that are considered relevant or appropriate, it is reasonably likely that the viability of the Bank will be restored or maintained; or

•

a federal or provincial government in Canada publicly announces that the Bank has accepted or agreed to accept a capital injection, or equivalent support, from the federal government or any provincial government or political subdivision or agent or agency thereof without which the Bank would have been determined by the Superintendent to be non-viable.

Fractions of Common Shares will not be issued or delivered pursuant to an NVCC Automatic Conversion and no cash payment will be made in lieu of a fractional Common Share. Notwithstanding any other provision of the Preferred Shares Series BX, the conversion of the Preferred Shares Series BX in connection with an NVCC Automatic Conversion shall not be an event of default and the only consequence of a Trigger Event under the provisions of the Preferred Shares Series BX will be the conversion of the Preferred Shares Series BX into Common Shares.

In the event of a capital reorganization, consolidation, merger or amalgamation of the Bank or comparable transaction affecting the Common Shares, the Bank will take necessary action to ensure that holders of Preferred Shares Series BX receive, pursuant to an NVCC Automatic Conversion, the number of Common Shares or other securities that such holders would have received if the NVCC Automatic Conversion occurred immediately prior to the record date for such event.

Right Not to Deliver Common Shares upon an NVCC Automatic Conversion

Upon an NVCC Automatic Conversion, the Bank reserves the right not to deliver some or all, as applicable, of the Common Shares issuable thereupon to any Ineligible Person (as defined above) or any person who, by virtue of the operation of the NVCC Automatic Conversion, would become a Significant Shareholder (as defined above) through the acquisition of Common Shares. In such circumstances, the Bank will hold, as agent for such persons, the Common Shares that would have otherwise been delivered to such persons and will attempt to facilitate the sale of such Common Shares to parties other than the Bank and its affiliates on behalf of such persons through a registered dealer to be retained by the Bank on behalf of such persons. Those sales (if any) may be made at any time and at any price. The Bank will not be subject to any liability for failure to sell such Common Shares on behalf of such persons or at any particular price on any particular day. The net proceeds received by the Bank from the sale of any such Common Shares will be divided among the applicable persons in proportion to the number of Common Shares that would otherwise have been delivered to them upon the NVCC Automatic Conversion after deducting the costs of sale and any applicable withholding taxes.

Rights on Liquidation

At any time after the Transfer Date and prior to a Trigger Event, in the event of our liquidation, dissolution or winding-up, holders of Preferred Shares Series BX will be entitled to receive $1,000 per share, together with all dividends declared and unpaid to the date of payment, before any amount may be paid or any of our assets distributed to the registered holders of any shares ranking junior to the Preferred Shares Series BX. The holders of Preferred Shares Series BX will not be entitled to share in any further distribution of our assets. If a Trigger Event has occurred, all Preferred Shares Series BX shall have been converted into Common Shares which will rank on parity with all other Common Shares.

Restriction on Dividends and Retirement of Shares

From and after the Transfer Date, so long as any of the Preferred Shares Series BX are outstanding, the Bank shall not, without the approval of holders of the Preferred Shares Series BX:

•

pay any dividends on any second preferred shares, any Common Shares or any other shares of the Bank ranking junior to the Preferred Shares Series BX (other than stock dividends in any shares of the Bank ranking junior to the Preferred Shares Series BX);

•

redeem, purchase or otherwise retire any second preferred shares, any Common Shares or any other shares of the Bank ranking junior to the Preferred Shares Series BX (except out of the net cash proceeds of a substantially concurrent issue of shares ranking junior to the Preferred Shares Series BX);

•	redeem, purchase or otherwise retire less than all the Preferred Shares Series BX; or

•

except pursuant to any purchase obligation, sinking fund, retraction privilege or mandatory redemption provisions attaching to any series of preferred shares, redeem, purchase or otherwise retire any other shares ranking on a parity with the Preferred Shares Series BX;

unless all dividends up to and including the dividend payment date for the last completed period for which dividends shall be payable shall have been declared and paid or set apart for payment in respect of each series of cumulative First Preferred Shares then issued and outstanding and all other cumulative shares ranking on a parity with the First Preferred Shares and there shall have been paid or set apart for payment all declared dividends in respect of each series of non-cumulative First Preferred Shares then issued and outstanding and on all other non-cumulative shares ranking on a parity with the First Preferred Shares.

Issue of Additional Series of First Preferred Shares

We may issue other series of First Preferred Shares ranking on a parity with the Preferred Shares Series BX without the approval of holders of the Preferred Shares Series BX as a series.

Amendments to Preferred Shares Series

We will not without, but may from time to time with, the approval of holders of the Preferred Shares Series BX and any approval as may be required by any stock exchange on which the Preferred Shares Series BX may then be traded, delete or vary any rights, privileges, restrictions or conditions attaching to the Preferred Shares Series BX. In addition to the aforementioned approvals, we will not without, but may from time to time with, the consent of the Superintendent, make any such deletion or variation which might affect the classification afforded the Preferred Shares Series BX from time to time for capital adequacy requirements pursuant to the Bank Act and all applicable regulations and guidelines thereunder, including the OSFI Capital Adequacy Requirements (CAR) Guideline, as may be amended from time to time.

Shareholder Approvals

The approval of all amendments to the rights, privileges, restrictions and conditions attaching to the Preferred Shares Series BX as a series and any other approval to be given by the holders of Preferred Shares Series BX may be given in writing by the holders of not less than all of the outstanding Preferred Shares Series BX or by a resolution carried by the affirmative vote of not less than 66 2⁄3% of the votes cast at a meeting of holders of the Preferred Shares Series BX at which a quorum of the outstanding Preferred Shares Series BX is represented. Pursuant to our by-laws, a quorum at any meeting of the holders of a series of First Preferred Shares is 51% of the shares entitled to vote at any such meeting, except that at a reconvened meeting following a meeting which was adjourned due to lack of quorum, there is no quorum requirement. At any meeting of holders of Preferred Shares Series BX as a series, each such holder will be entitled to one vote in respect of each share of held.

Voting Rights

Subject to the provisions of the Bank Act, holders of Preferred Shares Series BX, as such, will not be entitled to receive notice of, or to attend or to vote at, any meeting of our shareholders unless and until the first time at which the rights of such holders to any undeclared dividends have been extinguished as described under “Dividends” above (for clarity, such time may not occur before the Transfer Date because, prior to the Transfer Date, the holders of Preferred Shares Series BX shall not be entitled to receive dividends). In that event, the holders of Preferred Shares Series BX will be entitled to receive notice of, and to attend, meetings of shareholders at which directors are to be elected and will be entitled to one vote for each share held. The voting rights of the holders of Preferred Shares Series BX will forthwith cease upon payment by us of the first quarterly dividend on the shares of such series to which the holders are entitled subsequent to the time such voting rights first arose. At such time as the rights of such holders to any undeclared dividends on the Preferred Shares Series BX have again been extinguished, such voting rights will become effective again and so on from time to time.

Tax Election

The Preferred Shares Series BX will be “taxable preferred shares” as defined in the Tax Act for purposes of the tax under Part IV.1 of the Tax Act applicable to certain corporate holders of such shares. The terms of the Preferred Shares Series BX require us to make the necessary election under Part VI.1 of the Tax Act so that the corporate holders will not be subject to the tax under Part IV.1 of the Tax Act on dividends received (or deemed to be received) on the Preferred Shares Series BX. See “Canadian Federal Income Tax Considerations – Holders Resident in Canada – Preferred Shares Series BX and Common Shares – Dividends”.

Bank Act Restrictions

The Bank Act contains restrictions (which are subject to any orders that may be issued by the Governor in Council) on the issue, transfer, acquisition, beneficial ownership and voting of all shares of a chartered bank. A summary of such restrictions is included in Exhibit 1 to our 2023 Annual Report incorporated by reference in this prospectus under the heading “Constraints”.

We reserve the right not to issue shares, including Preferred Shares Series BX, to any person whose address is in, or whom we or our transfer agent has reason to believe is a resident of, any jurisdiction outside Canada, to the extent that such issue would require us to take any action to comply with the securities, banking or analogous laws of such jurisdiction.

Non-Business Days

If any action or payment is required to be taken or paid by us or any matter, consequence or other thing is provided to occur, in respect of the Preferred Shares Series BX, on a day that is not a business day, then such action or payment will be taken or made and such matter, consequence or other thing will occur on the immediately following day which is a business day unless the Bank determines to take such action or make such payment on the immediately preceding business day.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

General

This section is the opinion of Sullivan & Cromwell LLP, the Bank’s United States counsel. The following summary of material U.S. federal income tax consequences to a U.S. Holder (as defined below) of the purchase of the Notes, and ownership and disposition of the Notes, Preferred Shares Series BX acquired on a Recourse Event, and Common Shares acquired on a Recourse Event that is a Trigger Event or on an NVCC Automatic Conversion after the Preferred Shares Series BX are delivered to holders of Notes, is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated under the Code, rulings and decisions now in effect and the income tax treaty between the United States of America and Canada (the “Treaty”), all of which are subject to change, including changes in effective dates and other retroactive changes, or possible differing interpretations. It deals only with Notes, Preferred Shares Series BX and Common Shares held as capital assets and does not purport to deal with all of the U.S. federal income tax consequences that may be relevant to holders in special tax situations, such as financial institutions, insurance companies, regulated investment companies, real estate investment trusts, flow-through entities, tax-exempt entities or persons holding the Notes, Preferred Shares Series BX or Common Shares in a tax-deferred or tax-advantaged account, dealers in securities, traders in securities that elect to mark to market, entities classified as partnerships, persons holding Notes, Preferred Shares Series BX or Common Shares as a hedge against currency risks, as a position in a “straddle” or as part of a “conversion” or other “integrated” transaction for tax purposes, a person that purchases or sells Notes, Preferred Shares Series BX or Common Shares as part of a wash sale for tax purposes, or persons whose functional currency is not the U.S. dollar. It only deals with U.S. Holders that purchase the Notes upon original issuance at the offering price indicated on the cover of this Prospectus Supplement. If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds the Notes, Preferred Shares Series BX or Common Shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Thus, persons who are partners in a partnership holding the Notes, Preferred Shares Series BX or Common Shares should consult their own tax advisors. This section addresses only U.S. federal income taxation and does not address all of the tax consequences that may be relevant in light of a holder’s individual circumstances, including foreign, state or local tax consequences, and tax consequences arising under the Medicare contribution tax on net investment income or the alternative minimum taxes. Moreover, all persons considering the purchase of the Notes should consult their own tax advisors concerning the application of U.S. federal income tax laws to their particular situations as well as any consequences of the purchase of the Notes, or ownership and disposition of the Notes, Preferred Shares Series BX or Common Shares, arising under the laws of any other taxing jurisdiction.

This section applies only to U.S. Holders (as defined below). If you are not a U.S. Holder, this section does not apply to you. As used in this section, the term “U.S. Holder” means a beneficial owner of a Note, Preferred Share or Common Share that is for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•

a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

NO STATUTORY, REGULATORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE NOTES, THE PREFERRED SHARES SERIES BX ACQUIRED ON A RECOURSE EVENT, AND COMMON SHARES ACQUIRED ON A RECOURSE EVENT THAT IS A TRIGGER EVENT OR ON AN NVCC AUTOMATIC CONVERSION SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF OWNERSHIP OF NOTES, THE PREFERRED SHARES SERIES BX ACQUIRED ON A RECOURSE EVENT, AND COMMON SHARES ACQUIRED ON A RECOURSE EVENT THAT IS A TRIGGER EVENT OR ON AN NVCC AUTOMATIC CONVERSION DESCRIBED BELOW AND AS TO THE APPLICATION OF STATE, LOCAL, OR OTHER TAX LAWS TO YOUR INVESTMENT THEREIN.

Characterization of Notes for U.S. federal income tax purposes

There is no authority that directly addresses the U.S. federal income tax treatment of an instrument with terms similar to the Notes. Although the matter is not entirely free from doubt, we believe that the Notes should be treated as equity for U.S. federal income tax purposes, and the discussion below assumes that the Notes will be so treated. This characterization will be binding on a holder, unless the holder expressly discloses that it is adopting a contrary position on its U.S. federal income tax return.

Payments of interest

In general, the interest payments with respect to the Notes will be treated as dividends to the extent of the Bank’s current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Subject to the discussion under “—PFIC considerations” below, any portion of such a payment in excess of the Bank’s current and accumulated earnings and profits (as determined for U.S. federal income tax purposes) will be treated first as a nontaxable return of capital that will reduce the holder’s tax basis in the Notes, and will thereafter be treated as capital gain, the tax treatment of which is discussed below under “—Sale, redemption, or maturity”.

Subject to the discussion under “—PFIC considerations” below, interest payments made with respect to the Notes that are treated as dividends for U.S. federal income tax purposes generally will be taxable to non-corporate U.S. Holders at the preferential rates applicable to long-term capital gains if the dividends constitute “qualified dividend income”. To be eligible for this reduced rate, the holders must hold the Notes for more than 60 days during the 121-day period beginning 60 days before the applicable interest payment date (or, if the interest payment is attributable to a period or periods aggregating over 366 days, the holders must hold the Notes for more than 90 days during the 181-day period beginning 90 days before the applicable interest payment date), and meet other holding period requirements. Amounts the Bank pays with respect to the Notes generally will be qualified dividend income provided that, in the year that a U.S. Holder receives the payment, the Bank is eligible for the benefits of the Treaty. The Bank believes that it is currently eligible for the benefits of the Treaty and therefore expects that interest payments on the Notes will be qualified dividend income, but there can be no assurance that the Bank will continue to be eligible for the benefits of the Treaty. Amounts the Bank pays with respect to the Notes will not be eligible for the dividends-received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations.

The amount of an interest payment on the Notes will include amounts, if any, withheld in respect of Canadian taxes. For more information on Canadian withholding taxes, please see the discussion under “Canadian Federal Income Tax Considerations.” Subject to certain limitations, the Canadian tax withheld in accordance with the Treaty and paid over to Canada will generally be creditable or deductible against a U.S. Holder’s United States federal income tax liability. The rules governing foreign tax credits are complex, and you should consult your tax advisor regarding the creditability of foreign taxes in your particular circumstances.

Interest payments with respect to the Notes will generally be income from sources outside the U.S. and will generally be “passive” income for purposes of computing the foreign tax credit limitation applicable to a U.S. Holder. Special rules apply in determining the foreign tax credit limitation with respect to dividends that are subject to the preferential tax rate.

Sale, redemption or maturity

Subject to the discussions under “—PFIC considerations” and “—Recourse Event” below, a U.S. Holder will generally recognize capital gain or loss upon the sale, redemption or maturity of Notes in an amount equal to the difference between the amount received at such time and the U.S. Holder’s tax basis in the Notes. In general, a U.S. Holder’s tax basis in the Notes will be equal to the price paid for them. Such capital gain or loss will be long-term capital gain or loss if the Notes were held for more than one year. Long-term capital gain of a non-corporate U.S. Holder of the Notes is generally taxed at preferential rates. The deductibility of capital losses is subject to limitations. Such gain or loss will generally be income or loss from sources within the U.S. for foreign tax credit limitation purposes. U.S. Holders that actually or constructively continue to hold equity of us following a redemption of the Notes may be subject to Section 302 of the Code, which could cause redemption proceeds to be treated as dividend income. Such holders are advised to consult their own tax advisors regarding the tax treatment of a redemption of their Notes.

Recourse Event

The delivery of Preferred Shares Series BX to holders of the Notes as a result of a Recourse Event, and the delivery of Common Shares to holders of the Notes as a result of a Recourse Event that is a Trigger Event, should constitute a recapitalization, and a U.S. Holder should generally recognize no gain or loss upon such Recourse Event. Under such treatment, a U.S. Holder’s aggregate tax basis in any Preferred Shares Series BX or Common Shares received upon a Recourse Event will generally be equal to the holder’s aggregate tax basis in the Notes that were redeemed as a result of such Recourse Event. A U.S. Holder’s holding period in such Preferred Shares Series BX or Common Shares will include the holding period of the Notes that were redeemed.

Ownership of Preferred Shares Series BX and Common Shares

In general, the tax consequences of owning, receiving distributions on and disposing of Preferred Shares Series BX or Common Shares received in a redemption following a Recourse Event will be the same as those described above under “—Payments of interest” and “—Sale, redemption or maturity”.

NVCC Automatic Conversion of Preferred Shares Series BX after the Preferred Shares Series BX are delivered to holders of Notes

The delivery of Common Shares to holders of Preferred Shares Series BX as a result of an NVCC Automatic Conversion that occurs after the Preferred Shares Series BX are delivered to holders of Notes should constitute a recapitalization, and a U.S. Holder should generally recognize no gain or loss upon such NVCC Automatic Conversion. Under such treatment, a U.S. Holder’s aggregate tax basis in any Common Shares received upon an NVCC Automatic Conversion will generally be equal to the U.S. Holder’s aggregate tax basis in the Preferred Shares Series BX that were converted, and a U.S. Holder’s holding period in such Common Shares will include the holding period of the Preferred Shares Series BX that were converted.

PFIC considerations

The Bank does not believe that it is a passive foreign investment company (a “PFIC”) for U.S. federal income tax purposes and does not expect to be a PFIC for the foreseeable future, and therefore believes that the Notes, Preferred Shares Series BX and Common Shares should not be treated as equity of a PFIC for U.S. federal income tax purposes. However, this determination is made annually and thus may be subject to change. Accordingly, there can be no assurances that the Bank has not been, is not, or will not become a PFIC. In general, the Bank will be a PFIC for any taxable year in which either (i) at least 75% of the gross income of the Bank for the taxable year is passive income or (ii) at least 50% of the value, determined on the basis of a quarterly average, of the Bank’s assets is attributable to assets that produce or are held for the production of passive income. For this purpose, “passive income” generally includes interest, dividends, rents, royalties and certain gains. However, exclusions are provided for income earned in the active conduct of a banking business. If a corporation owns at least 25% by value of the stock of another corporation, the parent corporation is treated as owning its proportionate share of the assets of the other corporation, and as receiving directly its proportionate share of the other corporation’s income. If the Bank were a PFIC for any taxable year during which a U.S. Holder owned the Notes, Preferred Shares Series BX or Common Shares, gain realized by the U.S. Holder on the sale or other disposition of Notes, Preferred Shares Series BX or Common Shares would in general not be treated as capital gain. Instead, a U.S. Holder would be treated as if it had realized such gain ratably over its holding period for the Notes, Preferred Shares Series BX or Common Shares. Amounts allocated to the year of disposition and to years before the Bank became a PFIC would be taxed as ordinary income and amounts allocated to each other taxable year would be taxed at the highest tax rate applicable to individuals or corporations, as appropriate, in effect for each such year to which the gain was allocated, together with an interest charge in respect of the tax attributable to each such year. Similar treatment may apply to certain “excess distributions”, as defined in the Code. Prospective U.S. investors should consult their tax advisors regarding our PFIC status and the consequences to them if we were classified as a PFIC for any taxable year.

Information with Respect to Foreign Financial Assets

A U.S. Holder that owns “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with its tax return. “Specified foreign financial assets” may include financial accounts maintained by foreign financial institutions (which would include stock of a foreign financial institution that is not regularly traded on an established securities market, such as the Notes or Preferred Shares Series BX), as well as the following, but only if they are held for investment and not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-United States persons, (ii) financial instruments and contracts that have non-United States issuers or counterparties and (iii) interests in foreign entities. Significant penalties may apply for failing to satisfy this filing requirement. U.S. Holders are urged to contact their tax advisors regarding this filing requirement.

Information Reporting and Backup Withholding

If you are a noncorporate U.S. Holder, information reporting requirements, on IRS Form 1099, generally will apply to interest on the Notes and dividends on the Preferred Share and Common Shares or other taxable distributions made to you within the United States, and the payment of proceeds to you from the sale of Notes, Preferred Shares Series BX or Common Shares effected at a United States office of a broker unless you are an exempt recipient.

Additionally, backup withholding may apply to such payments if you fail to comply with applicable certification requirements or (in the case of dividend payments) are notified by the IRS that you have failed to report all dividends required to be shown on your federal income tax returns.

Payment of the proceeds from the sale of Notes, Preferred Shares Series BX or Common Shares effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker could be subject to information reporting in the same manner as a sale within the United States (and in certain cases may be subject to backup withholding as well) if (i) the broker has certain connections to the United States, (ii) the proceeds or confirmation is sent to the United States or (iii) the sale has certain other specified connections with the United States.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by timely filing a refund claim with the IRS.

Information with Respect to FATCA

A 30% withholding tax will be imposed on certain payments to certain non-U.S. financial institutions that fail to comply with information reporting requirements or certification requirements in respect of their direct and indirect United States shareholders and/or United States account holders. To avoid becoming subject to the 30% withholding tax on payments to them, the Bank and other non-U.S. financial institutions may be required to report information to the IRS regarding the holders of Notes, Preferred Shares Series BX or Common Shares and to withhold on a portion of payments under the Notes, Preferred Shares Series BX or Common Shares to certain holders that fail to comply with the relevant information reporting requirements (or hold Notes, Preferred Shares Series BX or Common Shares directly or indirectly through certain non-compliant intermediaries). However, under proposed Treasury regulations, such withholding will not apply to payments made before the date that is two years after the date on which final regulations defining the term “foreign passthru payment” are enacted. These rules have not yet been fully finalized, so it is impossible to determine at this time what impact, if any, the final regulations will have on holders of the Notes, Preferred Shares Series BX or Common Shares.

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

In the opinion of Osler, Hoskin & Harcourt LLP, counsel to the Bank (“Counsel”), the following summary describes the principal Canadian federal income tax considerations generally applicable to a purchaser who acquires Notes, including entitlement to all payments thereunder, as beneficial owner, pursuant to this prospectus supplement; Preferred Shares Series BX on a Recourse Event; and Common Shares on a Recourse Event that is a Trigger Event or on an NVCC Automatic Conversion after the Transfer Date, and who, for purposes of the Tax Act and at all relevant times, is not, and is not deemed to be, resident in Canada, deals at arm’s length with the Bank, each of the underwriters and with any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of the Notes, is not affiliated with the Bank or any of the underwriters, is not a “specified non-resident shareholder” of the Bank for purposes of the Tax Act or a non-resident person not dealing at arm’s length with a “specified shareholder” (within the meaning of subsection 18(5) of the Tax Act) of the Bank, is not an entity in respect of which the Bank is a “specified entity” (as defined in the Tax Act) and is not a “specified entity” in respect of any transferee resident or deemed to be resident in Canada to whom the purchaser disposes of the Notes, does not use or hold the Notes, Preferred Shares Series BX or Common Shares in a business carried on in Canada and holds Notes and will hold any Preferred Shares Series BX or Common Shares (as applicable) as capital property (a “Non-resident Holder”). Special rules, which are not discussed in this summary, may apply to a Non-resident Holder that is an insurer that carries on an insurance business in Canada and elsewhere. This summary assumes that no interest paid on the Notes will be in respect of a debt or other obligation to pay an amount to a person with whom the Bank does not deal at arm’s length within the meaning of the Tax Act.

This summary further assumes that no amount paid or payable to a Non-resident Holder will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of paragraph 18.4(3)(b) of the Tax Act.

Generally, Notes, Preferred Shares Series BX, and Common Shares will be capital property to a Non-resident Holder, provided the Non-resident Holder does not acquire Notes, Preferred Shares Series BX or Common Shares in the course of carrying on a business of trading or dealing in securities and does not acquire them as part of an adventure or concern in the nature of trade.

This summary is based upon the current provisions of the Tax Act and the regulations thereunder (the “Regulations”), the Canada-United States Tax Convention, and Counsel’s understanding of the administrative policies and assessing practices of the Canada Revenue Agency published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act and the Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”) and assumes that all Tax Proposals will be enacted in the form proposed. However, no assurances can be given that the Tax Proposals will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative or assessing practice, whether by legislative, regulatory, administrative or judicial action, nor does it take into account provincial, territorial or foreign tax considerations which may differ from those discussed herein.

This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular Non-resident Holder and no representation with respect to the income tax consequences to any particular Non-resident Holder is made. This summary is not exhaustive of all federal income tax considerations. Accordingly, prospective Non-resident Holders should consult their own tax advisors with respect to their particular circumstances.

Currency Conversion

Generally, for purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of the Notes, Preferred Shares Series BX and Common Shares must be determined in Canadian dollars in accordance with the Tax Act, including the amount of interest and dividends required to be included in the income of, and capital gains or capital losses realized by, a Non-resident Holder.

Notes

Interest on and Disposition of the Notes

Under the Tax Act, interest, principal and premium, if any, paid or credited, or deemed to be paid or credited to a Non-resident Holder on Notes will be exempt from Canadian non-resident withholding tax. No other taxes on income (including taxable capital gains) will be payable under the Tax Act in respect of the acquisition, holding, redemption or disposition of Notes, or the receipt of interest, premium or principal thereon by a Non-resident Holder solely as a consequence of such acquisition, holding, redemption or disposition of Notes.

Recourse Events

A Recourse Event will result in a disposition of Notes for purposes of the Tax Act. A Non-resident Holder will not generally be subject to tax under the Tax Act in respect of such disposition. The cost of a Preferred Share Series BX or Common Share received on such Recourse Event will generally equal the fair market value of such share on the date of acquisition and will be averaged with the adjusted cost base of all other Preferred Shares Series BX or Common Shares, as the case may be, held by such Non-resident Holder as capital property immediately before such time for the purpose of determining thereafter the adjusted cost base of each such share.

Preferred Shares Series BX and Common Shares

Dividends

A dividend (including a deemed dividend) paid or credited on the Preferred Shares Series BX or Common Shares to a Non-resident Holder will generally be subject to Canadian non-resident withholding tax under the Tax Act at a rate of 25 percent, subject to any reduction in the rate of such withholding under the provisions of an applicable income tax treaty or convention. For a Non-resident Holder who is a resident of the United States and qualifies for the benefits of the Canada-United States Tax Convention, the rate of withholding will generally be reduced to 15 percent.

Dispositions of Preferred Shares Series BX or Common Shares

A Non-resident Holder of Preferred Shares Series BX or Common Shares who disposes of or is deemed to dispose of Preferred Shares Series BX or Common Shares (other than as discussed under “Acquisitions by the Bank of Preferred Shares Series BX or Common Shares” below) will not be subject to tax in respect of any capital gain realized on a disposition of Preferred Shares Series BX or Common Shares unless such shares constitute “taxable Canadian property” (as defined in the Tax Act) to the Non-resident Holder at the time of the disposition and the Non-resident Holder is not entitled to relief under an applicable income tax treaty or convention. The Preferred Shares Series BX will be considered taxable Canadian property if such shares are not listed on a “designated stock exchange” (as defined in the Tax Act, and which currently includes the TSX and the New York Stock Exchange (“NYSE”)) and, at any time during the 60-month period immediately preceding the disposition, such shares derived (directly or indirectly) more than 50 percent of their fair market value from real or immovable property situated in Canada, Canadian resource properties, timber resource properties or options in respect of, or interests in, or for civil law rights in, any such property, all as defined for the purposes of the Tax Act. The Common Shares will be considered taxable Canadian property if such shares are listed on a “designated stock exchange” (as defined in the Tax Act, and which currently includes the TSX and the NYSE) and, at any time during the 60-month period immediately preceding the disposition, (i) one or any combination of (a) the Non-resident Holder, (b) persons with whom the Non-resident Holder does not deal with at arm’s length for purposes of the Tax Act, and (c) partnerships in which the Holder or a person described in (b) holds a membership interest directly or indirectly through one or more partnerships has owned 25% or more of the issued shares of any class or series of the capital stock of the Bank and (ii) such shares derived (directly or indirectly) more than 50 percent of their fair market value from real or immovable property situated in Canada, Canadian resource properties, timber resource properties or options in respect of, or interests in, or for civil law rights in, any such property, all as defined for the purposes of the Tax Act.

If the Preferred Shares Series BX or Common Shares are considered taxable Canadian property to the Non-resident Holder, a disposition or deemed disposition of such shares will generally give rise to a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the Preferred Shares Series BX or Common Shares, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of such shares to the Non-resident Holder. Subject to the September 23 Tax Proposals, generally one-half of any such capital gain (a “taxable capital gain”) must be included in the Non-resident Holder’s income for that year and one-half of any such capital loss (an “allowable capital loss”) must be deducted against taxable capital gains realized in that year from dispositions of taxable Canadian property, and allowable capital losses in excess of taxable capital gains for the year may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years from dispositions of taxable Canadian property. Under Tax Proposals released on September 23, 2024 (the “September 23 Tax Proposals”), this inclusion and deduction rate will generally be increased from one-half to two-thirds for a Non-resident Holder that is a corporation or a trust, and to two-thirds for a Non-resident Holder that is an individual (other than most types of trusts) realizing net capital gains above an annual $250,000 threshold, in all cases for capital gains and capital losses realized on or after June 25, 2024.

Under the September 23 Tax Proposals, two different inclusion and deduction rates would apply for a taxation year that begin before and end on or after June 25, 2024 (the “Transitional Year”). As a result, for its Transitional Year, a Non-resident Holder would be required to separately identify capital gains and capital losses realized before June 25, 2024 (“Period 1”) and those realized on or after June 25, 2024 (“Period 2”, and together with Period 1, “Periods”). Capital gains and capital losses from the same Period would first be netted against each other. A net capital gain (or net capital loss) would arise if capital gains (or capital losses) from one Period exceed capital losses (or capital gains) from that same Period. A Non-resident Holder would be subject to the higher inclusion and deduction rate of two-thirds in respect of its net capital gains (or net capital losses) arising in Period 2, to the extent that these net capital gains (or net capital losses) exceed any net capital losses (or net capital gains) incurred in Period 1. Conversely, a Non-resident Holder would be subject to the lower inclusion and deduction rate of one-half in respect of its net capital gains (or net capital losses) arising in Period 1, to the extent that these net capital gains (or net capital losses) exceed any net capital losses (or net capital gains) incurred in Period 2.

The annual $250,000 threshold for a Non-resident Holder that is an individual (other than most types of trusts) would be fully available in 2024 without proration and would apply only in respect of net capital gains realized in Period 2 less any net capital loss from Period 1.

The September 23 Tax Proposals also contemplate adjustments of carried forward or carried back allowable capital losses to account for changes in the relevant inclusion and deduction rates.

In addition, the disposition by a Non-resident Holder of Preferred Shares Series BX or Common Shares that are taxable Canadian property (other than “treaty-exempt property” as defined in the Tax Act) at the time of their disposition may be subject to certain withholding and reporting requirements under section 116 of the Tax Act.

An applicable income tax treaty or convention may apply to exempt a Non-resident Holder from tax under the Tax Act in respect of a disposition of Preferred Shares Series BX or Common Shares notwithstanding that such shares may constitute taxable Canadian property.

Acquisitions by the Bank of Preferred Shares Series BX or Common Shares

If the Bank redeems for cash or otherwise acquires the Preferred Shares Series BX or Common Shares, other than by a purchase in the open market in the manner in which shares are normally purchased by a member of the public in the open market, the Non-resident Holder will be deemed to have received a dividend equal to the amount, if any, paid by the Bank in excess of the paid-up capital of such shares for purposes of the Tax Act at such time. Such deemed dividend will be subject to the treatment described above under “Dividends”. The difference between the amount paid and the amount of the deemed dividend will be treated as proceeds of disposition for the purposes of computing the capital gain or capital loss arising on a disposition of such shares. See “Dispositions of Preferred Shares Series BX or Common Shares” above.

NVCC Automatic Conversion of Preferred Shares Series BX after the Transfer Date

An NVCC Automatic Conversion of Preferred Shares Series BX into Common Shares after the Transfer Date will be deemed not to be a disposition of the Preferred Shares Series BX and, accordingly, will not give rise to any income or loss. The cost to a Non-resident Holder of Common Shares received on such an NVCC Automatic Conversion will be deemed to be an amount equal to the adjusted cost base to the Non-resident Holder of the converted Preferred Shares Series BX immediately before such an NVCC Automatic Conversion. The cost of a Common Share received on such an NVCC Automatic Conversion will be averaged with the adjusted cost base of all Common Shares held by the Non-resident Holder as capital property immediately before such time for the purpose of determining thereafter the adjusted cost base of each such share.

SUPPLEMENTAL PLAN OF DISTRIBUTION

Subject to the terms and conditions set forth in the Underwriting Agreement, dated    , between the Bank and the underwriters named below, (the “Underwriting Agreement”) the Bank agreed to issue to the underwriters, and each underwriter has severally undertaken to purchase the principal amount of the Notes set forth opposite its name below:

Underwriter	Aggregate Principal Amount of Notes
RBC Capital Markets, LLC	$
BofA Securities, Inc.
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
HSBC Securities (USA) Inc.
Total	$

The Preferred Shares Series BX offered by this prospectus supplement will be issued to the Limited Recourse Trustee. No underwriter has been involved in the offering of the Preferred Shares Series BX offered by this prospectus supplement. The offering price of the Preferred Shares Series BX was established by us.

From the date of the Underwriting Agreement and continuing to and including the closing date specified on the cover of this prospectus supplement, the Bank will not, without the prior written consent of the Representatives (as defined in the Underwriting Agreement), offer, sell, contract to sell or otherwise dispose of any debt securities of the Bank which are substantially similar to the Notes except pursuant to the Underwriting Agreement, or except in an offering of Notes that is not and is not required to be registered under the Securities Act (other than in Secondary Market Transactions, as defined in the Underwriting Agreement).

The Underwriting Agreement provides that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters have undertaken to purchase all the Notes offered by this prospectus supplement if any of these Notes are purchased.

The underwriters propose to offer the Notes directly to the public at the price to public set forth on the cover of this prospectus supplement.

We estimate that our share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $    .

The Bank has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

The Notes will settle through the facilities of DTC and its participants (including Euroclear and Clearstream). The CUSIP number for the Notes is 780082 AT0 and the ISIN for the Notes is US780082AT05.

The underwriters and their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters have performed, and expect in the future to perform, investment banking and advisory services for which they have received, and may continue to receive, customary fees and expenses, and affiliates of the underwriters have performed, and expect in the future to perform, commercial lending services, for us and our affiliates from time to time. In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

The Notes are not exempt from the prospectus requirements under the securities laws of Canada and have not been and will not be qualified for sale under such laws. Accordingly, any sales of Notes in Canada will be made only with the Bank’s prior consent and only in compliance with the securities laws of Canada or any province or territory thereof. Each underwriter has represented and agreed that it will offer, sell or distribute any Notes in Canada in compliance with the securities laws of Canada or any province or territory thereof. Each underwriter has further agreed that it will not distribute or deliver this prospectus supplement or any other offering material relating to the Notes in Canada in contravention of the securities laws of Canada or any province or territory thereof, and that it will deliver to any purchaser who purchases from it any Notes purchased by it hereunder a notice stating that, by purchasing such Notes, such purchaser represents and agrees that it has not offered or sold, and until forty (40) days after any closing date, will not offer or sell, directly or indirectly, any of such Notes in Canada or to, or for the benefit of, any resident thereof, except pursuant to available exemptions from applicable Canadian provincial or territorial securities laws and will deliver to any other purchaser to whom it sells any of such Notes a notice containing substantially the same statement as in this sentence. See “Selling Restrictions — Canada” beginning at page S-44.

The Bank intends to apply to the TSX to list the Common Shares into which Preferred Shares Series BX may be converted or for which the Notes may be redeemed upon the occurrence of a Trigger Event. We also intend to apply to list the Common Shares into which Preferred Shares Series BX may be converted or for which the Notes may be redeemed upon the occurrence of a Trigger Event on NYSE. Listing will be subject to our fulfilling all requirements of the TSX and NYSE.

Conflicts of Interest

Our affiliate and wholly-owned subsidiary, RBC Capital Markets, LLC, is participating in the distribution of the Notes as an underwriter. Accordingly, this offering will be conducted in compliance with the applicable requirements of FINRA Rule 5121. Also, the Bank is a related and connected issuer of RBC Capital Markets, LLC under applicable Canadian securities legislation.

The decision to distribute the Notes and the determination of the terms of the distribution were made through negotiations between the Bank on the one hand and the underwriters on the other hand. BofA Securities, Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and HSBC Securities (USA) Inc., underwriters in respect of which the Bank is not a related or connected issuer, have participated in the structuring and pricing of the offering, and in the due diligence activities performed by the underwriters for the offering.

RBC Capital Markets, LLC is not permitted to sell the Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holders. RBC Capital Markets, LLC will not receive any benefit in connection with this offering other than a portion of the fees payable by the Bank to the underwriters.

The underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit reclaiming a selling concession from a syndicate member when the Notes originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may stabilize, maintain or otherwise affect the market price of the Notes, which may be higher than it would otherwise be in the absence of such transactions. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

Neither the Notes nor the Preferred Shares Series BX will be listed on any securities exchange and do not have an established trading market. Each of the underwriters may from time to time purchase and sell Notes in the secondary market, but no underwriter is obligated to do so, and there is no assurance that there will be a secondary market for the Notes or liquidity in the secondary market if one develops. From time to time, each of the underwriters may make a market in the Notes, but the underwriters are not obligated to do so and may discontinue any market-making activity at any time.

Settlement

It is expected that delivery of the Notes will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which will be the eleventh business day following the date of pricing of the Notes (this settlement cycle being referred to as “T+11”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than one business day prior to the initial date of issuance of the Notes under the Indenture will be required, by virtue of the fact that the Notes initially will settle in T+11, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.

Selling Restrictions

European Economic Area. PROHIBITION OF SALES TO EEA RETAIL INVESTORS.

The Notes are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any retail investor in the European Economic Area (“EEA”). For these purposes, the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, and a “retail investor” means a person who is one (or more) of: (a) a retail client, as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (b) a customer, within the meaning of Insurance Distribution Directive 2016/97/EU, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (c) not a qualified investor as defined in the Regulation (E) 2017/1129, as amended (the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared, and therefore, offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of Notes in any Member State of the EEA or the UK will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of Notes. This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation.

United Kingdom. PROHIBITION OF SALES TO UK RETAIL INVESTORS.

The Notes are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of Notes in the UK will be made pursuant to an exemption under the UK Prospectus Regulation from the requirement to publish a prospectus for offers of Notes. This prospectus supplement is not a prospectus for the purposes of the UK Prospectus Regulation.

This prospectus supplement and any other material in relation to the Notes are only being distributed to, and are only directed at, persons in the UK that are qualified investors within the meaning of Article 2(1)(e) of the UK Prospectus Regulation that also (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”), (ii) who fall within Article 49(2)(a) to (d) of the Order or (iii) to whom it may otherwise lawfully be communicated (all such persons together being referred to as “relevant persons”). The Notes are only available to, and any invitation, offer or agreement to purchase or otherwise acquire such Notes will be engaged in only with, relevant persons. This prospectus supplement and its contents should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the UK. Any person in the UK that is not a relevant person should not act or rely on this prospectus supplement or any of its contents.

Hong Kong.

The Notes may not be offered or sold in Hong Kong by means of any document other than (a) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (b) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (c) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Singapore.

This prospectus supplement and the accompanying prospectus and prospectus supplement have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•

a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Notes pursuant to an offer made under Section 275 of the SFA except:

•

to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

Singapore Securities and Futures Act Product Classification—Solely for the purposes of our obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the Notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Switzerland.

The Notes are not offered, sold or advertised, directly or indirectly, in, into or from Switzerland on the basis of a public offering and will not be listed on the SIX Swiss Exchange or any other offering or regulated trading facility in Switzerland. Accordingly, neither this prospectus supplement, the accompanying prospectus and prospectus supplement nor other marketing material constitute a prospectus as defined in article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus as defined in article 32 of the Listing Rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland. Any resales of the Notes may only be undertaken on a private basis to selected individual investors in compliance with Swiss law. This prospectus supplement, the accompanying prospectus or prospectus supplement may not be copied, reproduced, distributed or passed on to others or otherwise made available in Switzerland without our prior written consent. By accepting this prospectus supplement, the accompanying prospectus or prospectus supplement or by subscribing to the notes, investors are deemed to have acknowledged and agreed to abide by these restrictions.

Japan.

The Notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the Notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Canada.

Any distribution of the Notes in Canada will be made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in any province where distributions of the Notes are made.

Rights of Action or Damages for Rescission—Ontario

Securities legislation in Ontario provides purchasers relying on the accredited investor exemption in National Instrument 45-106 – Prospectus Exemptions (“NI 45-106”) with rights of rescission or damages, or both, where an offering memorandum or any amendment thereto contains a misrepresentation as summarized below. For the purposes of this section, “misrepresentation” means: (a) an untrue statement of a fact that significantly affects, or would reasonably be expected to have a significant effect, on the market price or the value of securities (a material fact); or (b) an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. The following is a summary only and purchasers should refer to the applicable provisions of the securities legislation for the particulars of these rights or consult with a legal advisor.

Where an offering memorandum or any amendment thereto contains a misrepresentation, a purchaser who purchases a security offered by the offering memorandum during the period of distribution has, without regard to whether the purchaser relied on the misrepresentation, a statutory right of action against the issuer. Alternatively, the purchaser may elect to exercise the right of rescission against the issuer or selling security holder (in which case, the purchaser will have no right of action for damages against the issuer or selling security holder).

Securities legislation in Ontario provides a number of limitations and defenses, including: (a) no person or company will be liable if it proves that the purchaser purchased the securities with knowledge of the misrepresentation; (b) in a case of an action for damages, the defendant will not be liable for all or any portion of the damages that it proves does not represent the depreciation in value of the securities as a result of the misrepresentation relied upon; and (c) in no case will the amount recoverable in any action exceed the price at which the securities were offered under the offering memorandum, or any amendment thereto.

The statutory right of action described above does not apply to the following purchasers of securities in Ontario: (a) a Canadian financial institution, as defined in National Instrument 14-101 -Definitions, or an authorized foreign bank named in Schedule III of the Bank Act (Canada); (b) the Business Development Bank of Canada incorporated under the Business Development Bank of Canada Act (Canada); or (c) a subsidiary of any person referred to in paragraphs (a) and (b), if the person owns all of the voting securities of the subsidiary, except the voting securities required by law to be owned by directors of that subsidiary.

No action shall be commenced to enforce the right of action described above unless the right is exercised within: (a) in the case of an action for rescission, 180 days after the date of the transaction that gave rise to the cause of action; or (b) in the case of any action for damages, the earlier of: (i) 180 days after the date the purchasers first had knowledge of the facts giving rise to the cause of action; and (ii) three years after the date of the transaction that gave rise to the cause of action.

Rights of Action or Damages for Rescission—Alberta, British Columbia and Québec

Purchasers of Notes pursuant to this prospectus supplement and the accompanying prospectus who are relying on the accredited investor exemption in section 2.3 of NI 45-106 who are resident in Alberta, British Columbia or Québec are hereby granted a contractual right of action for damages or rescission if this offering memorandum, together with any amendments thereto, contains a misrepresentation. This contractual right of action shall be granted on the same terms and conditions as the statutory rights of action for purchasers of Notes who are resident in Ontario and who are relying on the accredited investor exemption of NI 45-106, as described above.

Resale Restrictions

The Notes (and any Preferred Shares Series BX or any Common Shares received upon delivery of the Limited Recourse Trust Assets) have not been nor will they be qualified by prospectus for offer or sale to the public under applicable Canadian securities laws and, accordingly, any offer and sale of the Notes in the Canadian jurisdictions will be made on a basis which is exempt from the prospectus requirements of Canadian securities laws. Accordingly, purchasers do not receive the benefits associated with a subscription for notes issued pursuant to a prospectus, including statutory rights of withdrawal.

The Bank is a reporting issuer under the securities laws of all of the provinces and territories of Canada. As a result, the Notes will become freely tradable four months and a day after the date of the issuance of the Notes provided the seller is not a control person, the Bank is a reporting issuer at the time of resale, and provided certain other conditions set out in National Instrument 45-102 – Resale of Securities are satisfied. By purchasing Notes in Canada and accepting delivery of a purchase confirmation, each purchaser is deemed to acknowledge that pursuant to this prospectus supplement, they are receiving notice that unless permitted under Canadian securities legislation, the holder of the Notes (or any Preferred Shares Series BX or Common Shares received upon delivery of the Limited Recourse Trust Assets) must not trade the security in Canada before    , 2025.

Until such date, any resale of the Notes (or any Preferred Shares Series BX or Common Shares received upon delivery of the Limited Recourse Trust Assets) must be made in accordance with, or pursuant to an exemption from, or in a transaction not subject to, the prospectus requirements of Canadian securities laws. In addition, in order to comply with the dealer registration requirements of Canadian securities laws, any resale of the Notes (or any Preferred Shares Series BX or Common Shares received upon delivery of the Limited Recourse Trust Assets) must be made either by a person not required to register as a dealer under applicable Canadian securities laws, or through an appropriately registered dealer or in accordance with an exemption from the dealer registration requirements. These Canadian resale restrictions may in some circumstances apply to resales made outside of Canada. Purchasers of Notes in Canada are advised to seek Canadian legal advice prior to any resale of Notes (or any Preferred Shares Series BX or Common Shares received upon delivery of the Limited Recourse Trust Assets).

Representations of purchasers of Notes in Canada

Each purchaser of Notes in Canada will be deemed to have represented or undertaken, as the case may be, to the Bank and the underwriters participating in the sale of the Notes that the purchaser: (a) is resident in one of the provinces of Ontario, Alberta, British Columbia and Québec and is entitled under applicable provincial securities laws to purchase the Notes without the benefit of a prospectus qualified under those securities laws; (b) is an “accredited investor” as defined in NI 45-106 or, for purchasers residents in the province of Ontario, in Section 73.3(1) of the Securities Act (Ontario) and, if relying on subsection (m) of the definition of that term, is not a person created or being used solely to purchase or hold securities as an accredited investor; (c) is either purchasing Notes as principal for its own account, or is deemed to be purchasing Notes as principal by applicable law; (d) will give to each person to whom it transfers Notes (or any Preferred Shares Series BX or Common Shares received upon delivery of the Limited Recourse Trust Assets) notice of any restrictions on transfers or resales of such Notes (or any Preferred Shares Series BX or Common Shares received upon delivery of the Limited Recourse Trust Assets); (e) is not an individual; (f) is a “permitted client” as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations; (g) has agreed to provide Bank and the underwriters, as applicable, with any and all information about the purchaser necessary to permit the Bank and the underwriters, as applicable, to properly complete and file Form 45-106F1 as required under NI 45-106; and (h) acknowledges and agrees that its name and other specified information, including specific details of its purchase, may be disclosed to Canadian securities regulatory authorities and become available to the public in accordance with the requirements of applicable law and purchaser consents to the disclosure of such information.

Each purchaser of Notes in Canada hereby agrees that it is the purchaser’s express wish that all documents evidencing or relating in any way to the sale of the Notes (including, for greater certainty, any purchase confirmation or any notice) be drafted in the English language only. Chaque acheteur au Canada des valeurs mobilières reconnaît que c’est sa volonté expresse que tous les documents faisant foi ou se rapportant de quelque manière à la vente des valeurs mobilières (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés uniquement en anglais.

Canadian tax considerations

This prospectus supplement does not address the Canadian tax consequences of acquiring, holding or disposing of the Notes (or any Preferred Shares Series BX or Common Shares received upon delivery of the Limited Recourse Trust Assets) applicable to a person who, at all relevant times, for purposes of the Tax Act, is, or is deemed to be, resident in Canada. Prospective purchasers of Notes in Canada should consult their own legal and tax advisors with respect to the Canadian and other tax considerations applicable to them and with respect to the eligibility of the Notes for investment by the investor under relevant Canadian federal and provincial legislation and regulations.

VALIDITY OF THE SECURITIES

The validity of the Notes will be passed upon by Sullivan & Cromwell LLP, New York, New York, as to matters of New York law. The validity of Notes and the Preferred Shares Series BX will be passed upon by Osler, Hoskin & Harcourt LLP, Toronto, Ontario, as to matters of Canadian law and applicable matters of Ontario law. Davis Polk & Wardwell LLP, New York, New York will issue an opinion as to certain legal matters for the underwriters.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 40-F for the year ended October 31, 2023 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this prospectus supplement, the accompanying prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Royal Bank of Canada or the underwriters. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities described in the relevant pricing supplement nor do they constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this prospectus supplement and the accompanying prospectus at any time does not imply that the information they contain is correct as of any time subsequent to their respective dates.

Royal Bank of Canada

Royal Bank of Canada

US$

% Limited Recourse Capital Notes, Series 5

(Non-Viability Contingent Capital (NVCC))

(Subordinated Indebtedness)

Non-Cumulative 5-Year Fixed Rate Reset First Preferred Shares, Series BX

(Non-Viability Contingent Capital (NVCC))

Lead Managers and Joint Bookrunners

RBC Capital Markets	BofA Securities, Inc.	Citigroup Global Markets Inc.
J.P. Morgan Securities LLC	Morgan Stanley & Co. LLC	HSBC Securities (USA) Inc.